Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-219649

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offering or sale is not permitted.

Subject to Completion, dated September 25, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 3, 2017)

$1,250,000,000

Chesapeake Energy Corporation

    % Senior Notes due 2024

    % Senior Notes due 2026

We are offering $         aggregate principal amount of     % Senior Notes due 2024 (the “2024 notes”) and $             aggregate principal amount of     % Senior Notes due 2026 (the “2026 notes”). The 2024 notes and the 2026 notes are referred to collectively as the “notes.” The 2024 notes will mature on                     , 2024 and bear interest at the annual rate of     %. The 2026 notes will mature on                     , 2026 and bear interest at the annual rate of     %. Interest on the notes will accrue from                    , 2018 and will be payable semi-annually in arrears on                and                of each year, beginning on                    , 2019. We intend to use the net proceeds from this offering, together with cash on hand and borrowings under our revolving credit facility, if necessary, to repay borrowings under our outstanding term loan, as described under “Use of Proceeds.”

The notes will be guaranteed on a senior, unsecured basis by all of our subsidiaries that guarantee our revolving credit facility, secured term loan, senior secured second lien notes and certain other senior notes. In the future, the guarantees may be released and terminated under certain circumstances.

The indebtedness evidenced by the notes and the guarantees will be unsecured and will rank pari passu in right of payment to all senior indebtedness of us and the subsidiary guarantors, as the case may be. Secured debt and other secured obligations of us and the subsidiary guarantors (including obligations with respect to our revolving credit facility, secured term loan and senior secured second lien notes) will be effectively senior to the notes and the subsidiary guarantors’ guarantee thereof to the extent of the value of the assets securing such debt or other obligations. The notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of our subsidiaries that are not subsidiary guarantors, and each guarantee of the notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of any subsidiary of a subsidiary guarantor that is not itself a subsidiary guarantor.

The notes will be treated as two separate series of debt securities under the same indenture. We may redeem some or all of the 2024 notes at any time prior to                    , 2021 and some or all of the 2026 notes at any time prior to                    , 2021, in each case at a price equal to 100% of the principal amount of the notes to be redeemed plus a “make-whole” premium. At any time prior to                    , 2021, with respect to the 2024 notes, and                    , 2021, with respect to the 2026 notes, we also may redeem up to 35% of the aggregate principal amount of each series of notes with an amount of cash not greater than the net cash proceeds of certain equity offerings. In addition, we may redeem some or all of the 2024 notes at any time on or after                     , 2021 and some or all of the 2026 notes at any time on or after                     , 2021, in each case at the redemption prices set forth in this prospectus supplement. See “Description of Notes—Optional Redemption.” If we or certain of our subsidiaries enter into certain sale-leaseback transactions and do not reinvest the proceeds or repay certain senior debt, we must offer to repurchase the notes.

We have not applied, and do not intend to apply, to list the notes on any securities exchange or include them in any automated quotation system. Currently, there is no public market for the notes offered hereby.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per 2024 Note		Total	Per 2026 Note		Total
Public offering price(1)		%	$		%	$
Underwriting commission		%	$		%	$
Proceeds to us (before expenses)		%	$		%	$

(1)	Before expenses and plus accrued interest, if any, from , 2018, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made in book-entry form through The Depository Trust Company on or about                    , 2018.

Joint Book Runners

Goldman Sachs & Co. LLC	J.P. Morgan	Wells Fargo Securities	MUFG

Senior Co-Managers

ABN AMRO	BMO Capital Markets	BofA Merrill Lynch	Citigroup	Credit Agricole CIB

DNB Markets	Mizuho Securities	Morgan Stanley	Natixis	RBC Capital Markets

The date of this prospectus supplement is                     , 2018

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” before investing in the notes.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus made available by us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover of this prospectus supplement and the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

NOTICE TO INVESTORS

This prospectus supplement and the accompanying prospectus do not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

In making an investment decision, prospective investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus supplement and the accompanying prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar laws or regulations.

This prospectus supplement and the accompanying prospectus contain summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

MARKET, INDUSTRY AND OTHER DATA

In this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein, we refer to information regarding market data obtained from internal sources, market research, publicly available information and industry publications. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus. We believe that these sources and estimates are reliable but have not independently verified them and cannot guarantee their accuracy or completeness.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus and the documents incorporated by reference herein and therein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include our current expectations or forecasts of future events, including our ability to meet debt service requirements, the closing of the sale of our Utica interests and the amount and expected use of proceeds of the sale. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “ability,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy.”

Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and in other sections of this prospectus supplement and the accompanying prospectus and in “Risk Factors” and elsewhere in the documents that we incorporate by reference in this prospectus supplement and accompanying prospectus and include:

•	the volatility of oil, natural gas and NGL prices;

•	uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures;

•	our ability to replace reserves and sustain production;

•	drilling and operating risks and resulting liabilities;

•	our ability to generate profits or achieve targeted results in drilling and well operations;

•	the limitations our level of indebtedness may have on our financial flexibility;

•	our inability to access the capital markets on favorable terms;

•	the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations;

•	adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims;

•	effects of environmental protection laws and regulation on our business;

•	terrorist activities and/or cyber-attacks adversely impacting our operations;

•	effects of acquisitions and dispositions;

•	effects of purchase price adjustments and indemnity obligations;

•	the need to obtain certain approvals and satisfy certain conditions to closing of the Utica transaction, which may not be completed in the anticipated time frame or at all; and

•	the occurrence of any event or other circumstance that could lead to the termination of the agreement governing the sale of our Utica interests.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions may prove to be inaccurate. We caution that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the

S-iii

documents we have incorporated by reference herein are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking statements or events will occur. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements, including all subsequent oral and written forward looking statements, attributable to us or persons acting on our behalf.

S-iv

SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. It is not complete and does not contain all of the information you should consider before making an investment decision. We urge you to read this entire prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference to understand fully the terms of the notes and other considerations that may be important to you in making your investment decision. See “Risk Factors” in this prospectus supplement, the accompanying prospectus and Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

As used in this prospectus supplement, unless the context otherwise requires or as otherwise indicated, references to “we,” “our,” “ours,” “us,” and “Chesapeake” refer to Chesapeake Energy Corporation and its subsidiaries, collectively. In this prospectus supplement, we refer to our revolving credit facility, as amended from time to time, as our “Credit Facility,” our secured term loan as our “Term Loan” and our outstanding 8.00% Senior Secured Second Lien Notes due 2022 as our “Second Lien Notes.”

Our Company

We are an independent exploration and production company engaged in the acquisition, exploration and development of properties for the production of oil, natural gas and NGLs from underground reservoirs. We own a large and geographically diverse portfolio of onshore U.S. unconventional natural gas and liquids assets, including interests in approximately 14,700 oil and natural gas wells at June 30, 2018. We have leading positions in the liquids-rich resource plays of the Eagle Ford Shale in South Texas, the stacked pay in the Powder River Basin in Wyoming and the Anadarko Basin in northwestern Oklahoma. Our natural gas resource plays are the Marcellus Shale in the northern Appalachian Basin in Pennsylvania and the Haynesville/Bossier Shales in northwestern Louisiana and East Texas.

We are an Oklahoma corporation. Our principal offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.

Recent Developments

Utica Disposition

On July 26, 2018, we entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with EAP Ohio, LLC, a private oil and gas company headquartered in Houston, Texas (“Encino”), pursuant to which Encino agreed to purchase all of our acreage of approximately 1,500,000 gross (900,000 net) acres in Ohio, of which approximately 320,000 net acres are prospective for the Utica Shale with approximately 920 producing wells, along with related property and equipment (collectively, the “Designated Properties”) for a purchase price of approximately $2.0 billion, with additional contingent payments to us of up to $100 million comprised of $50 million in consideration in each case if, on or prior to December 31, 2019, there is a period of 20 trading days out of a period of 30 consecutive trading days where (i) the average of the NYMEX natural gas strip price for the months comprising the year 2022 equals or exceeds $3.00/mmbtu as calculated pursuant to the Purchase Agreement, and (ii) the average of the NYMEX natural gas price strip prices for the months comprising the year 2023 equals or exceeds $3.25/mmbtu as calculated pursuant to the Purchase Agreement.

Average net daily production from the Designated Properties was approximately 107,000 barrels of oil equivalent (“boe”) during 2017, consisting of 427,000 thousands of cubic feet (“mcf”) of natural gas at an average sales price of $3.00 per mcf, 26,000 barrels of natural gas liquids at an average sales price of $23.06 per barrel and 10,000 barrels of oil at an average sales price of $46.04 per barrel. Average net daily production from the Designated Properties was approximately 106,000 boe for the six months ended June 30, 2018, consisting of 424,000 mcf of natural gas at an average sales price of $2.85 per mcf, 25,000 barrels of natural gas liquids at an average sales of $25.08 per barrel and 11,000 barrels of oil at an average sales price of $61.69 per barrel. Oil, natural gas and NGL production expenses before ad valorem tax for the Designated Properties were $37 million for the year ended December 31, 2017 and $22 million for the six months ended June 30, 2018. As of December 31, 2017, net proved reserves associated with the Designated Properties were 480 million boe (72% natural gas, 23% natural gas liquids and 5% oil).

Pursuant to the Purchase Agreement, the purchase price is subject to customary adjustment provisions, including adjustments for results of operations, adjustments for title and environmental defects and adjustments for preferential purchase rights. The Purchase Agreement also contains customary representations, warranties, covenants and indemnities. Closing of the sale of the Designated Properties is subject to customary conditions, including waiver of certain pre-existing preferential purchase rights and other regulatory approvals and certain other closing conditions. Closing is expected to occur in the fourth quarter of 2018, contingent upon satisfaction of such closing conditions and the absence of termination rights. In certain circumstances, the potential purchaser of the Designated Properties may be able to terminate the Purchase Agreement and our remedies for any breach or failure to perform by such potential purchaser under the Purchase Agreement may be limited.

Amended and Restated Credit Facility

On September 12, 2018, we entered into an Amended and Restated Credit Agreement by and among: (i) the Company, as borrower; (ii) MUFG Union Bank N.A., as the administrative agent, a swingline lender, a letter of credit issuer and a lender; (iii) Wells Fargo Bank, National Association, as co-syndication agent, a swingline lender, a letter of credit issuer and a lender; (iv) JPMorgan Chase Bank, N.A., as co-syndication agent, a swingline lender, a letter of credit issuer and a lender; and (v) certain other lenders and letter of credit issuers named therein (the “Credit Facility”), which amends and restates the Company’s Credit Agreement dated as of December 15, 2014. The aggregate initial commitment of the lenders under the Credit Facility is $3.0 billion. The Credit Facility provides for an accordion feature, pursuant to which the aggregate commitments thereunder may be increased to up to $4.0 billion from time to time, subject to agreement of the participating lenders and certain other customary conditions. The Credit Facility has a maturity date of September 12, 2023. The initial borrowing base under the Credit Facility is $3.0 billion. The Credit Facility is guaranteed by certain of the Company’s subsidiaries and secured by substantially all of the assets of the Company and the guarantors thereunder, including mortgages on not less than 85% of the proved reserves of their oil and gas properties constituting borrowing base properties thereunder. For additional information about the Credit Facility, see our Current Report on Form 8-K filed on September 12, 2018 and incorporated herein by reference, and “Description of other Indebtedness—Amended and Restated Credit Agreement.”

THE OFFERING

The following is a summary of the terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section in this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Chesapeake Energy Corporation, an Oklahoma corporation.

Securities Offered	$ aggregate principal amount of % senior notes due 2024.

$ aggregate principal amount of % senior notes due 2026.

Maturity	The 2024 notes will mature on , 2024.

The 2026 notes will mature on , 2026.

Issue Price	The issue price for the 2024 notes is %, plus accrued interest from , 2018.

The issue price for the 2026 notes is %, plus accrued interest from , 2018.

Interest	The 2024 notes bear interest at % per year.

The 2026 notes bear interest at % per year.

Interest on the notes will accrue from , 2018 and will be payable semi-annually in arrears on and of each year, beginning on , 2019.

Guarantees	The notes will be guaranteed on a senior, unsecured basis by all of our subsidiaries that guarantee our Credit Facility, Term Loan, Second Lien Notes and certain other unsecured senior notes.

In the future, the guarantees may be released under certain circumstances. See “Description of Notes—Guarantees.”

As of June 30, 2018, the subsidiary guarantors had no significant indebtedness other than guarantees of our Credit Facility, Term Loan, Second Lien Notes and certain other unsecured senior notes. See “Summary—Recent Developments” for a discussion of concurrent transactions.

As of June 30, 2018, our non-guarantor subsidiaries held less than 1% of our consolidated total assets and had no third-party indebtedness, and for the six months ended June 30, 2018, had revenues representing less than 1% of our consolidated revenues.

Ranking

The indebtedness evidenced by the notes and the guarantees will be unsecured and will rank pari passu in right of payment to all senior indebtedness of us and the subsidiary guarantors, as the case may be.

Secured debt and other secured obligations of us and the subsidiary guarantors (including obligations with respect to our Credit Facility, Term Loan and Second Lien Notes) will be effectively senior to the notes and the subsidiary guarantors’ guarantee thereof to the extent of the value of the assets securing such debt or other obligations. The notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of our subsidiaries that are not subsidiary guarantors, and each guarantee of the notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of any subsidiary of a subsidiary guarantor that is not itself a subsidiary guarantor.

As of June 30, 2018, we had total consolidated indebtedness of $9.7 billion aggregate principal amount, $6.5 billion of which was unsecured indebtedness, and $3.2 billion of which was secured indebtedness (which would have been effectively senior to the notes to the extent of the value of the collateral securing such indebtedness). As of June 30, 2018, on an as adjusted basis after giving effect to the issuance and sale of the notes and the application of the net proceeds therefrom, together with cash on hand and borrowings under the Credit Facility, if necessary, to repay borrowings under our Term Loan, we would have had total consolidated indebtedness of $ billion aggregate principal amount, $ billion of which would be unsecured indebtedness, and $ billion of which would be secured indebtedness (which would have been effectively senior to the notes to the extent of the value of the collateral securing such indebtedness). See “Risk Factors—Risks Relating to the Notes—Holders of the notes will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness and obligations, and to the obligations of our non-guarantor subsidiaries.”

Optional Redemption	Beginning on , 2021, with respect to the 2024 notes, and beginning on , 2021, with respect to the 2026 notes, we may redeem the applicable series of notes, in whole or in part, at the applicable redemption prices listed under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Prior to , 2021, with respect to the 2024 notes, and prior to , 2021, with respect to the 2026 notes, we may redeem the applicable series of notes, in whole or in part, pursuant to a “make-whole” call, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Equity Offering Optional Redemption

Before             , 2021, with respect to the 2024 notes, and before                     , 2021, with respect to the 2026 notes, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the applicable series of notes with an amount of cash not greater than the net proceeds of certain public or private equity offerings at a redemption price of     %, with respect to the 2024 notes, and     %, with respect to the 2026 notes, of the principal

amount of the applicable series of notes, plus any accrued and unpaid interest to, but not including, the redemption date, if at least 65% of the aggregate principal amount of such series of notes remains outstanding immediately after such redemption and the redemption occurs within 180 days after the closing date of such equity offering.

Restrictive Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of certain of our subsidiaries to:

•	create liens securing certain indebtedness;

•	enter into certain sale-leaseback transactions; and

•	consolidate, merge or transfer assets.

The covenants are subject to a number of exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Absence of a Public Market for the Notes	We have not applied, and do not intend to apply, for listing of the notes on any securities exchange. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that an active market for the notes will develop or as to the liquidity of any such market. See “Risk Factors.”

Book-Entry Form	The notes will be initially issued in the form of one or more global notes, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in any of the global notes will be shown on, and transfers of the global notes will be effected only through, records maintained by DTC or its nominee. Beneficial interests in global notes may not be exchanged for certificated securities, except in limited circumstances. See “Book-entry, Settlement and Clearance.”

Denominations	The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Certain United States Federal Income Tax Considerations	For certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, see “Certain United States Federal Income Tax Considerations.”

Trustee and Paying Agent	Deutsche Bank Trust Company Americas, a New York banking corporation.

Governing Law	The notes and the indenture under which they are issued will be governed by New York law.

Use of Proceeds	We expect the net proceeds to us from this offering to be approximately $ , after deducting the underwriters’ discounts and our estimated offering expenses. We intend to use the net proceeds from this offering, together with cash on hand and borrowings under the Credit Facility, if necessary, to repay borrowings under our Term Loan. If the net proceeds from this offering exceed borrowings under our Term Loan, we intend to use the excess proceeds for general corporate purposes, which may include the repayment, redemption or repurchase of outstanding indebtedness, including the Second Lien Notes. Until we apply the net proceeds for the purposes discussed above, we may invest them in short-term liquid investments. See “Description of Other Indebtedness” for further information on our Term Loan and Second Lien Notes. To the extent the underwriters or their affiliates hold any of the Term Loan, they will receive a portion of the net proceeds of this offering. If the net proceeds of this offering exceed borrowings under our Term Loan and we use such excess proceeds to repay the Second Lien Notes or other indebtedness, to the extent the underwriters or their affiliates are holders of such debt, they would receive a portion of the net proceeds of this offering. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves risks. Before deciding to invest in the notes, you should carefully read and consider the information set forth in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus supplement and the accompanying prospectus and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 and the other information in our filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth summary historical consolidated financial data as of June 30, 2018 and for each of the six-month periods ended June 30, 2018 and 2017 and as of and for the three years ended December 31, 2017, 2016 and 2015. The data was derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference herein. The historical financial information may not be indicative of our future performance. Our historical financial information does not reflect the proposed sale of the Designated Properties and we do not intend to provide financial statements that show our results on a pro forma basis after giving effect to the sale of the Designated Properties unless such sale is consummated. For more information about the sale of the Designated Properties, see “Summary—Recent Developments”. The financial data below should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in such Quarterly Report on Form 10-Q and such Annual Report on Form 10-K.

	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016	2015
($ in millions, except per share data)	(unaudited)
Statement of Operations Data:
Revenues:
Oil, natural gas and NGL	$2,225	$2,748	$4,985	$3,288	$5,391
Marketing	2,519	2,286	4,511	4,584	7,373

Total Revenues	4,744	5,034	9,496	7,872	12,764

Operating Expenses:
Oil, natural gas and NGL production	285	275	562	710	1,046
Oil, natural gas and NGL gathering, processing and transportation	696	712	1,471	1,855	2,119
Production taxes	57	43	89	74	99
Marketing	2,560	2,355	4,598	4,778	7,130
General and administrative	163	135	262	240	235
Restructuring and other termination costs	38	—	—	6	36
Provision for legal contingencies, net	9	15	(38)	123	353
Oil, natural gas and NGL depreciation, depletion and amortization	539	399	913	1,003	2,099
Depreciation and amortization of other assets	37	42	82	104	130
Impairments	46	—	5	2,599	18,259
Other operating (income) expense	(1)	417	416	803	173
Net (gains) losses on sales of fixed assets	7	1	(3)	(12)	4

Total Operating Expenses	4,436	4,394	8,357	12,283	31,683

Income (Loss) From Operations	308	640	1,139	(4,411)	(18,919)

	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016	2015
($ in millions, except per share data)	(unaudited)
Other Income (Expense):
Interest expense	(240)	(188)	(426)	(296)	(317)
Gains (losses) on investments	139	—	—	(8)	(96)
Impairments of investments	—	—	—	(119)	(53)
Net loss on sales of investments	—	—	—	(10)	—
Gains on purchases or exchanges of debt	—	184	233	236	279
Other income	62	2	9	19	8

Total Other Expense	(39)	(2)	(184)	(178)	(179)

Income (Loss) Before Income Taxes	269	638	955	(4,589)	(19,098)
Income Tax Expense (Benefit)	(9)	2	2	(190)	(4,463)

Net Income (Loss)	278	636	953	(4,399)	(14,635)
Net (income) loss attributable to noncontrolling interests	(2)	(2)	(4)	9	68

Net Income (Loss) Attributable To Chesapeake	276	634	949	(4,390)	(14,567)
Preferred stock dividends	(46)	(39)	(85)	(97)	(171)
Loss on exchange of preferred stock	—	(41)	(41)	(428)	—
Earnings allocated to participating securities	(2)	(7)	(10)	—	—

Net Income (Loss) Available To Common Stockholders	$228	$547	$813	$(4,915)	$(14,738)

Cash dividend declared per common share	$—	$—	$—	$—	$0.0875
Cash Flow Data:
Net cash provided by (used in) operating activities	$1,091	$(58)	$745	$(204)	$1,234
Net cash used in investing activities	$(643)	$(223)	$(1,188)	$(660)	$(3,451)
Net cash provided by (used in) financing activities	$(450)	$(588)	$(434)	$921	$(1,066)
Balance Sheet Data (end of period):
Total assets	$12,341	$11,920	$12,425	$13,028	$17,314
Total debt (including current maturities)	$9,670	$9,853	$9,973	$10,441	$10,692
Total equity (deficit)	$(117)	$(684)	$(372)	$(1,203)	$2,397

SUMMARY PRODUCTION, SALES, PRICES AND EXPENSES DATA

The following table sets forth historical information regarding the production volumes, oil, natural gas and NGL sales, average sales prices received, and other operating income and expenses for the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016	2015
Net Production:
Oil (mmbbl)	16	16	33	33	42
Natural gas (bcf)	432	420	878	1,049	1,070
NGL (mmbbl)	10	10	21	24	28
Oil equivalent (mmboe)(a)	98	96	200	233	248
Oil, Natural Gas and NGL Sales ($ in millions):
Oil sales	$1,104	$761	$1,668	$1,351	$1,904
Oil derivatives – realized gains (losses)(b)	(161)	44	70	97	880
Oil derivatives – unrealized gains (losses)(b)	(127)	141	(134)	(318)	(536)

Total oil sales	816	946	1,604	1,130	2,248

Natural gas sales	1,244	1,254	2,422	2,155	2,470
Natural gas derivatives – realized gains (losses)(b)	84	(52)	(9)	151	437
Natural gas derivatives – unrealized gains (losses)(b)	(151)	387	489	(500)	(157)

Total natural gas sales	1,177	1,589	2,902	1,806	2,750

NGL sales	245	211	484	360	393
NGL derivatives – realized gains (losses)(b)	(4)	2	(4)	(8)	—
NGL derivatives – unrealized gains (losses)(b)	(9)	—	(1)	—	—

Total NGL sales	232	213	479	352	393

Total oil, natural gas and NGL sales	$2,225	$2,748	$4,985	$3,288	$5,391

Average Sales Price (excluding gains (losses) on derivatives:
Oil ($ per bbl)	$66.76	$48.83	$51.03	$40.65	$45.77
Natural gas ($ per mcf)	$2.88	$2.99	$2.76	$2.05	$2.31
NGL ($ per bbl)	$25.60	$20.99	$23.18	$14.76	$14.06
Oil equivalent ($ per boe)	$26.43	$23.29	$22.88	$16.63	$19.23
Average Sales Price (including realized gains (losses) on derivatives:
Oil ($ per bbl)	$57.03	$51.68	$53.19	$43.58	$66.91
Natural gas ($ per mcf)	$3.07	$2.87	$2.75	$2.20	$2.72
NGL ($ per bbl)	$25.16	$21.19	$22.98	$14.43	$14.06
Oil equivalent ($ per boe)	$25.60	$23.23	$23.17	$17.66	$24.54
Other Operating Income(c) ($ in millions):
Marketing, gathering and compression net margin(d)	$(41)	$(69)	$(87)	$(194)	$243
Expenses ($ per boe):
Oil, natural gas and NGL production	$2.90	$2.88	$2.81	$3.05	$4.22
Oil, natural gas and NGL gathering, processing and transportation	$7.10	$7.45	$7.36	$7.98	$8.55
Production taxes	$0.58	$0.45	$0.44	$0.32	$0.40
General and administrative(e)	$1.66	$1.40	$1.31	$1.03	$0.95
Oil, natural gas and NGL depreciation, depletion and amortization	$5.49	$4.18	$4.56	$4.31	$8.47
Depreciation and amortization of other assets	$0.37	$0.44	$0.41	$0.45	$0.53
Interest expense(f)	$2.44	$1.94	$2.11	$1.18	$1.30

(a)	Oil equivalent is based on six mcf of natural gas to one barrel of oil or one barrel of NGL. This ratio reflects an energy content equivalency and not a price or revenue equivalency.
(b)

Realized gains (losses) include the following items: (i) settlements and accruals for settlements of undesignated derivatives related to current period production revenues, (ii) prior period settlements for option premiums and for early-terminated derivatives originally scheduled to settle against current period production revenues, and (iii) gains (losses) related to de-designated cash flow hedges originally designated to settle against current period production revenues. Unrealized gains (losses) include the change in fair value of open derivatives scheduled to settle against future period production revenues (including current period settlements for option premiums and early terminated derivatives) offset by amounts reclassified as realized gains (losses) during the period.

(c)	Includes revenue and operating costs.
(d)

For the six months ended June 30, 2018 and 2017, we did not record an unrealized loss or gain on the fair value of our supply contract derivative. For the years ended December 31, 2017 and 2016, we had no recorded unrealized loss or gain and unrealized losses of $297 million, respectively, on the fair value of our supply contract derivative. See Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(e)	Excludes restructuring and other termination costs.
(f)

Includes the effects of realized (gains) losses from interest rate derivatives, excludes the effects of unrealized (gains) losses from interest rate derivatives, and is shown net of amounts capitalized.

RISK FACTORS

Before making a decision whether to invest in the notes, you should consider carefully the risks discussed below as well as those described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC and in our other filings with the SEC which are incorporated by reference in this prospectus supplement. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations. Additional risks and uncertainties described elsewhere in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement may also adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in the notes.

If any of the following risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely. In that case, you could lose all or part of your investment in or fail to achieve the expected return on the notes.

Risks Related to the Notes

Holders of the notes will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness and obligations (to the extent of the collateral securing the same), and to the obligations of our non-guarantor subsidiaries.

Holders of our secured indebtedness and other secured obligations, which currently consist primarily of the indebtedness under our Credit Facility, our Term Loan and our Second Lien Notes, have claims with respect to certain assets constituting collateral for their indebtedness and obligations that are prior to your claims on such assets under the notes. In the event of a default on the notes or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness and obligations secured thereby before they would be available to satisfy obligations with respect to the notes. Accordingly, our secured indebtedness and obligations would effectively be senior to the notes to the extent of the value of the collateral securing that indebtedness and those obligations. In addition, our Credit Facility, our Term Loan and the indentures governing the notes and our other senior notes permit us to incur additional secured indebtedness or other obligations. Holders of any such additional secured indebtedness or other obligations would also have claims with respect to our assets constituting collateral for their indebtedness and obligations that are prior to your claims on such assets under the notes. To the extent the value of the collateral is not sufficient to satisfy such indebtedness and obligations, the holders of that indebtedness and those obligations would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. In addition, in certain circumstances a subsidiary may not be required to be, or may be delayed in becoming, a subsidiary guarantor. The notes also will be structurally subordinated to any indebtedness and obligations of, or the rights of a holder (other than us or a subsidiary guarantor) of preferred stock of, a non-subsidiary guarantor. Our unrestricted subsidiaries do not guarantee any of our other senior indebtedness and will not guarantee the notes offered hereby.

As of June 30, 2018, we had total consolidated indebtedness of $9.7 billion aggregate principal amount, $6.5 billion of which was unsecured indebtedness, and $3.2 billion of which was secured indebtedness (which would have been effectively senior to the notes to the extent of the value of the collateral securing such indebtedness). As of June 30, 2018, on an as adjusted basis after giving effect to the issuance and sale of the notes and the application of the net proceeds therefrom, together with cash on hand and borrowings under the Credit Facility, if necessary, to repay borrowings under our Term Loan, we would have had total consolidated indebtedness of $        billion aggregate principal amount, $        billion of which would be unsecured indebtedness, and $        billion of which would be secured indebtedness (which would have been effectively senior to the notes to the extent of the value of the collateral securing such indebtedness).

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantially more debt in the future, subject to the restrictions contained in our Credit Facility, our Term Loan and the indentures governing the notes and our other senior notes, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our Credit Facility and Term Loan limit our ability to incur additional indebtedness, and those facilities and the indentures governing the notes and our other senior notes limit our ability to incur secured indebtedness, but if our Credit Facility, Term Loan and other senior notes mature or are repaid, as applicable, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

The indenture governing the notes, our Credit Facility, our Term Loan and the indentures governing our other senior notes contain operating and financial restrictions that may restrict our business and financing activities.

The primary restrictive covenants contained in the indenture under which the notes will be issued will limit only our ability and the ability of certain of our subsidiaries to create liens securing certain indebtedness, enter into certain sale-leaseback transactions and consolidate, merge or transfer assets.

Our ability to comply with the covenants and restrictions contained in the indenture governing the notes, our Credit Facility, our Term Loan and the indentures governing our other senior notes may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants and restrictions may be impaired. A failure to comply with the covenants, ratios or tests in the indenture governing the notes, our Credit Facility, our Term Loan, the indentures governing our other senior notes or our future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. Among other things, in the event of any default on our indebtedness, our debt holders and lenders:

•	will not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable (and, with respect to our secured indebtedness, foreclose on the collateral securing such indebtedness);

•	could elect to require that all obligations accrue interest at the default rate, if such rate has not already been imposed;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, any of which could result in an event of default under the notes.

If our existing indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. Even if new financing were available, it may be on terms that are less attractive to us than our existing Credit Facility or it may not be on terms that are acceptable to us. For additional information, see “Description of Notes” and “Description of Other Indebtedness.”

The notes are not subject to a change-of-control put option and lack many of the covenants typically found in other comparably rated public debt securities.

Although we anticipate that the notes will be rated below investment grade by both Standard & Poor’s Rating Services and Moody’s Investors Services, Inc., they lack the protection for holders that is provided by a change-of- control put option and several financial and other restrictive covenants typically associated with comparably rated public debt securities, including:

•	incurrence of additional indebtedness;

•	payment of dividends and other restricted payments;

•	sale of assets and the use of proceeds therefrom;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.

The primary restrictive covenants contained in the indenture governing the notes limit our ability and certain of our subsidiaries’ ability to create liens securing certain indebtedness, enter into certain sale-leaseback transactions and consolidate, merge or transfer assets.

There will be no or a limited public market for the notes, and you may find it difficult to sell your notes.

We have not applied, and do not intend to apply, for listing of the notes on any securities exchange or to arrange for quotation of the notes on any automated dealer quotation system. We cannot assure you that an active market for the notes will develop. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and they may cease their market making at any time without notice.

If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility of our common stock, our performance and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruption may adversely affect the prices at which you may sell your notes.

To the extent that an active trading market for the notes does not develop or continue to exist, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the notes as collateral for loans. You should not purchase the notes unless you understand, and know you can bear, all of the investment risks involving the notes.

Any adverse rating of the notes may cause their trading price to fall.

Moody’s Investor Services, Inc. and Standard & Poor’s Rating Services assign ratings to the Company’s senior unsecured credit from time to time. If either ratings agency were to downgrade our debt securities, or issue a notice of potential downgrade, the trading price of the notes could decline.

Subsidiaries that are not guarantors of the notes will have no obligation to pay amounts due under the notes.

The notes will be jointly and severally guaranteed by certain of our existing subsidiaries and may be guaranteed in the future by certain of our subsidiaries that incur or guarantee certain other indebtedness. Except for such guarantors of the notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured senior indebtedness and senior in right of payment to any future subordinated indebtedness. The guarantees will rank equal in right of payment with all of the existing and future senior indebtedness of our subsidiary guarantors and senior in right of payment to any future subordinated indebtedness of our subsidiary guarantors. The notes and guarantees will be effectively subordinated to all of our secured indebtedness (including all borrowings under our Credit Facility, our Term Loan and our Second Lien Notes) to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before the holders of the notes would be entitled to any payment. As a result, your ability to make a claim against our non-guarantor subsidiaries may be limited.

We may in the future have additional non-guarantor subsidiaries and your ability to make a claim against such subsidiaries may also be limited. In addition, the indenture governing the notes will permit all of these non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, any of our subsidiaries that provide guarantees of the notes will be automatically released from those note guarantees upon the occurrence of certain events, including (i) a sale or other disposition of all or substantially all of its assets or (ii) if it no longer guarantees other indebtedness of us or other guarantors.

If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of Notes—Guarantees.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under federal bankruptcy law or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees of the notes can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence of the obligations under the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Our subsidiary guarantees of the notes may also be voided, without regard to the above factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its other creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantee. If a court were to void a subsidiary guarantee, you would no longer have a claim against that guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. We cannot assure you that this limitation will protect the subsidiary guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for Chesapeake on a historical basis:

	Six Months Ended June 30,	Year Ended December 31,
	2018	2017	2016(2)	2015(3)	2014	2013
Ratio of earnings to fixed charges(1)	2.2	2.9	—	—	4.8	2.2

(1)

For purposes of determining the ratios of earnings (loss) to fixed charges, earnings (loss) are defined as net income (loss) before income taxes, cumulative effect of accounting changes, interest expense, pretax gain or loss on investment in equity investees in excess of distributed earnings, amortization of capitalized interest and loan cost amortization. Fixed charges consist of interest (whether expensed or capitalized and the amortization of bond discounts and excluding the effect of unrealized gains or losses on interest rate derivatives), and loan cost amortization.

(2)	The amount by which earnings were insufficient to cover fixed charges was approximately $4.085 billion for the year ended December 31, 2016.
(3)	The amount by which earnings were insufficient to cover fixed charges was approximately $18.861 billion for the year ended December 31, 2015.

USE OF PROCEEDS

We expect the net proceeds to us from this offering to be approximately $        , after deducting the underwriters’ discounts and our estimated offering expenses. We intend to use the net proceeds from this offering, together with cash on hand and borrowings under the Credit Facility, if necessary, to repay borrowings under our Term Loan. If the net proceeds from this offering exceed borrowings under our Term Loan, we intend to use the excess proceeds for general corporate purposes, which may include the repayment, redemption or repurchase of outstanding indebtedness, including the Second Lien Notes. Until we apply the net proceeds for the purposes discussed above, we may invest them in short-term liquid investments. The Term Loan matures in August 2021 and, as of September 24, 2018, the weighted average interest rate applicable to borrowings under our Term Loan was 9.58%. See “Description of Other Indebtedness” for further information on our Term Loan and Second Lien Notes.

To the extent the underwriters or their affiliates hold any of the Term Loan, they will receive a portion of the net proceeds of this offering. If the net proceeds of this offering exceed borrowings under our Term Loan and we use such excess proceeds to repay the Second Lien Notes or other indebtedness, to the extent the underwriters or their affiliates are holders of such debt, they would receive a portion of the net proceeds of this offering.

CAPITALIZATION

The following table sets forth, as of June 30, 2018, our cash and cash equivalents and capitalization:

•	on a historical basis; and

•	on an as adjusted basis to give effect to the issuance and sale of the notes and the use of net proceeds from this offering as set forth under “Use of Proceeds”.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and our other reports filed with the SEC, which are incorporated by reference herein.

	As of June 30, 2018
	Historical	As Adjusted
	(in millions)
Cash and cash equivalents(a)	$3	$

Long-term debt:
Credit Facility(b)	$506	$
Term Loan	1,233		—
7.25% senior notes due 2018	44		44
Floating rate senior notes due 2019	380		380
6.625% senior notes due 2020	437		437
6.875% senior notes due 2020	227		227
6.125% senior notes due 2021	548		548
5.375% senior notes due 2021	267		267
4.875% senior notes due 2022	451		451
8.00% senior secured second lien notes due 2022	1,847		1,847
5.75% senior notes due 2023	338		338
% senior notes due 2024	—
8.00% senior notes due 2025	1,290		1,290
% senior notes due 2026	—
5.5% convertible senior notes due 2026	852		852
8.00% senior notes due 2027	1,298		1,298
2.25% contingent convertible senior notes due 2038	8		8
Debt issuance costs	(57)
Interest rate derivatives	1		1

Total debt (including current maturities)(c)	9,670

Chesapeake stockholders’ equity:
Preferred stock, $0.01 par value, 20,000,000 shares authorized, 5,603,458 shares outstanding(d)	$1,671		$1,671
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 913,271,035 shares issued	9		9
Additional paid-in capital	14,408		14,408
Accumulated deficit	(16,257)
Accumulated other comprehensive loss	(40)		(40)
Less: treasury stock, at cost: 3,319,061 common shares	(31)		(31)

Total Chesapeake stockholders’ equity (deficit)	(240)

Noncontrolling interests	123		123

Total Equity (Deficit)	(117)

Total Capitalization	$9,553	$

(a)	As of September 21, 2018, we had approximately $6 million in cash and cash equivalents on hand.
(b)

As of September 21, 2018, we had outstanding borrowings of $607 million under the revolving credit facility and had used $178 million of the revolving credit facility for various letters of credit. Our borrowing base under the revolving credit facility is $3.0 billion. See “Recent Developments—Amended and Restated Credit Facility” for a description of our Credit Facility.

(c)

As of June 30, 2018, current maturities of long-term debt includes our 7.25% Senior Notes due December 2018, our Floating Rate Senior Notes due April 2019, and due to the holders’ put option exercisable in 2018, our 2.25% Contingent Convertible Notes due December 2038.

(d)

As of June 30, 2018, we had outstanding 770,528 shares of our 5.75% Cumulative Convertible Preferred Stock, 463,363 shares of our 5.75% (Series A) Cumulative Preferred Stock, 2,558,900 shares of our 4.50% Cumulative Convertible Preferred Stock and 1,810,667 shares of our 5.00% (Series 2005B) Cumulative Convertible Preferred Stock.

DESCRIPTION OF OTHER INDEBTEDNESS

Amended and Restated Credit Facility

On September 12, 2018, we entered into an Amended and Restated Credit Agreement by and among: (i) the Company, as borrower; (ii) MUFG Union Bank N.A., as the administrative agent, a swingline lender, a letter of credit issuer and a lender; (iii) Wells Fargo Bank, National Association, as co-syndication agent, a swingline lender, a letter of credit issuer and a lender; (iv) JPMorgan Chase Bank, N.A., as co-syndication agent, a swingline lender, a letter of credit issuer and a lender; and (v) certain other lenders and letter of credit issuers named therein (the “Credit Facility”), which amends and restates the Company’s Credit Agreement dated as of December 15, 2014. The aggregate initial commitment of the lenders under the Credit Facility is $3.0 billion. The Credit Facility provides for an accordion feature, pursuant to which the aggregate commitments thereunder may be increased to up to $4.0 billion from time to time, subject to agreement of the participating lenders and certain other customary conditions. The Credit Facility has a maturity date of September 12, 2023. The initial borrowing base under the Credit Facility is $3.0 billion. The Credit Facility is guaranteed by certain of the Company’s subsidiaries and secured by substantially all of the assets of the Company and the guarantors thereunder, including mortgages on not less than 85% of the proved reserves of their oil and gas properties constituting borrowing base properties thereunder.

Revolving loans under the Credit Facility bear interest at the ABR (alternate base rate) or LIBOR, at the Company’s election, plus an applicable margin (ranging from 0.50%-2.00% per annum for ABR loans and 1.50%-3.00% per annum for LIBOR loans), depending on the percentage of the borrowing base then being utilized and whether the Company’s leverage ratio exceeds 4.00 to 1. The terms of the Credit Facility include covenants limiting, among other things, the ability of the Company and its Restricted Subsidiaries (as defined in the Credit Agreement) to incur additional indebtedness, make investments or loans, incur liens, consummate mergers and similar fundamental changes, make restricted payments, make investments in Unrestricted Subsidiaries (as defined in the Credit Agreement) and other non-guarantor entities and enter into transactions with affiliates. The Credit Agreement also contains financial covenants that, after a transition period and the suspension of most of the financial covenants during the quarter in which the sale of the Designated Properties pursuant to the Purchase Agreement is consummated, requires the Company to maintain (i) a leverage ratio of not more than 5.50 to 1 through the fiscal quarter ending September 30, 2019, which threshold decreases over time to 4.00 to 1 for the fiscal quarter ending March 31, 2021 and each fiscal quarter thereafter, (ii) a secured leverage ratio of not more than 2.50 to 1 until the later of (x) the fiscal quarter ending March 31, 2021 or (y) the fiscal quarter in when the Company’s leverage ratio does not exceed 4.00 to 1 and (iii) a fixed charge coverage ratio of not less than 2.00 to 1 through the fiscal quarter ending December 31, 2019; not less than 2.25 to 1 for the fiscal quarters ending March 31 and June 30, 2020; and not less than 2.50 to 1 for the fiscal quarter ended September 30, 2020 and each fiscal quarter thereafter. The Credit Agreement requires that any net cash proceeds from the sale of the Designated Properties or from any borrowed money term indebtedness incurred by the Company or any guarantor be applied first to outstanding term loan indebtedness under the Company’s Term Loan Agreement, dated as of August 23, 2016, by and between the Company and Deutsche Bank Trust Company Americas, as administrative agent, as supplemented by the Class A Term Loan Supplement of even date therewith.

The Credit Agreement includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-payment default and cross acceleration with respect to indebtedness in an aggregate principal amount of $125.0 million or more; bankruptcy; judgments involving liability of $125.0 million or more that are not paid; change of control; and ERISA events. Many events of default are subject to customary notice and cure periods.

Term Loan Agreement and Class A Term Loan Supplement

On August 23, 2016, we entered into (i) an agreement providing for a term loan facility (as supplemented by the Class A Term Loan Supplement described below, the “Term Loan Agreement”) by and among us, as the borrower, Deutsche Bank Trust Company Americas, as the term agent (the “Term Agent”), and the several lenders from time to time parties thereto and (ii) a supplement to the Term Loan Agreement (the “Class A Term Loan Supplement,” and loans made pursuant to the Term Loan Agreement, “Class A Term Loans”) with the Term Agent and the lenders party thereto. We borrowed $1.5 billion aggregate principal amount of Class A Term Loans pursuant to the Term Loan Agreement. The proceeds of the Class A Term Loans were used to purchase an aggregate $1.6 billion principal amount of senior notes and contingent convertible senior notes. Multiple classes of term loans may be incurred under the Term Loan Agreement, pursuant to supplements thereto, subject to our receipt of commitments from new lenders for such classes of term loans and the satisfaction of certain other conditions.

Obligations under the Term Loan Agreement (the “Term Loan Obligations”) are unconditionally guaranteed on a joint and several basis by all of our subsidiaries that guarantee our Credit Facility and are secured by first-priority liens on all of our and the subsidiary guarantors’ assets that secure our Credit Facility (the “Collateral”), but pursuant to the terms of the Collateral Trust Agreement, entered into on August 23, 2016, between MUFG Union Bank, N.A., as revolver agent and collateral trustee, and the Term Agent, which was acknowledged and agreed to by us and the subsidiary guarantors, will be second in collateral recovery behind the secured parties under our Credit Facility. The Collateral also secures our Second Lien Notes and our other indebtedness, if any, secured on a junior basis to our Credit Facility and the Term Loan Obligations, pursuant to the terms of the Intercreditor Agreement, entered into on December 23, 2015, between MUFG Union Bank, N.A., as priority lien agent, and Deutsche Bank Trust Company Americas, as second lien collateral trustee, and acknowledged and agreed to by us and the subsidiary guarantors, which the Term Agent has joined as the representative of the secured parties under the Term Loan Agreement. To the extent of the Collateral, the Term Loan Obligations are effectively senior to our Second Lien Notes and such other indebtedness secured on a junior basis, if any, as well as our unsecured obligations.

The Class A Term Loans mature on August 23, 2021 and bear interest at a rate of LIBOR plus 7.50% per annum, subject to a 1.00% LIBOR floor, or the ABR plus 6.50% per annum, subject to a 2.00% ABR floor, at our option. The Class A Term Loans were made at par without OID. Repayment of the Class A Term Loans is subject to a “make-whole” premium to par equal to 4.25% from the second anniversary of closing of the Class A Term Loans until but excluding the third anniversary and a premium to par equal to 2.125% from the third anniversary until but excluding the fourth anniversary. Beginning on the fourth anniversary of closing of the Class A Term Loans, we may prepay the Class A Term Loans at par.

Term loans under the Term Loan Agreement, including the Class A Term Loans, may be subject to mandatory prepayments and offers to prepay with net cash proceeds of certain issuances of debt, certain sales and other dispositions of Collateral. In the event of a change of control of us, we will be required to offer to prepay the term loans, including the Class A Term Loans, at a purchase price in cash equal to 101% of the aggregate principal amount of term loans prepaid.

The terms of the Term Loan Agreement include covenants limiting, among other things, the ability of us and our Restricted Subsidiaries (as defined therein) to incur additional indebtedness, incur liens, consummate mergers and similar fundamental changes, make restricted payments, sell Collateral and use proceeds from such sales, make investments, repay certain subordinated, unsecured or junior lien indebtedness, and enter into transactions with affiliates.

Events of default under the Term Loan Agreement include, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-payment default and cross acceleration with respect to other indebtedness, including other classes of Term Loans, with an outstanding principal balance of $125 million or more; bankruptcy; judgments involving liability of $125 million or more that are not paid; a Change of Control (as defined therein) occurs; and ERISA events. Many events of default are subject to customary notice and cure periods.

7.25% Senior Notes

On May 27, 2008, we issued $800 million in aggregate principal amount of 7.25% Senior Notes due 2018 (the “7.25% Senior Notes”), in accordance with an underwriting agreement entered into with representatives of the underwriters named therein. The 7.25% Senior Notes mature December 15, 2018, and bear interest at 7.25% per annum. Interest is payable semi-annually on June 15 and December 15 of each year. The 7.25% Senior Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The indenture governing the 7.25% Senior Notes provides that we may redeem all or part of the 7.25% Senior Notes at a redemption price equal to the Make-Whole Price (as defined in the indenture) plus accrued and unpaid interest on the notes so redeemed to the date of redemption.

Floating Rate Senior Notes

On April 24, 2014, we issued $1.5 billion in aggregate principal amount of Floating Rate Senior Notes due 2019 (the “Floating Rate Senior Notes”), in accordance with an underwriting agreement entered into with representatives of the underwriters named therein. The Floating Rate Senior Notes mature April 15, 2019, and bear interest at an annual rate, reset quarterly, equal to LIBOR plus 3.25%. Interest is payable quarterly on January 15, April 15, July 15 and October 15 of each year. The Floating Rate Senior Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The indenture provides that we may redeem all or part of the Floating Rate Senior Notes on or after April 15, 2016 at a redemption price equal to 100.000% of the principal amount redeemed, plus accrued and unpaid interest.

6.625% Senior Notes

On August 17, 2010, we issued $1.4 billion in aggregate principal amount of 6.625% senior notes due 2020 (the “6.625% Senior Notes”), in accordance with an underwriting agreement entered into with representatives of the underwriters named therein. The 6.625% Senior Notes mature August 15, 2020, and bear interest at 6.625% per annum. Interest is payable semi-annually on February 15 and August 15 of each year. The 6.625% Senior Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The indenture governing the 6.625% Senior Notes provides that we may redeem all or part of the 6.625% Senior Notes at a redemption price equal to the Make-Whole Price (as defined in the indenture) plus accrued and unpaid interest on the notes so redeemed to the date of redemption.

6.875% Senior Notes

On November 8, 2005, we issued $500 million in aggregate principal amount of 6.875% senior notes due 2020 (the “6.875% Senior Notes”), in accordance with a purchase agreement entered into with a group of initial purchasers. The 6.875% Senior Notes mature November 15, 2020, and bear interest at 6.875% per annum. Interest is payable semi-annually on May 15 and November 15 of each year. The 6.875% Senior Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The 6.875% Senior Notes were offered and sold to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. In an exchange offer that expired in June 2006, we exchanged all of the $500 million outstanding principal amount of 6.875% Senior Notes for an equal amount of notes with substantially similar terms as the outstanding 6.875% Senior Notes, except that the transfer restrictions, registration rights and additional interest provisions no longer apply.

The indenture governing the 6.875% Senior Notes provides that we may redeem all or part of the 6.875% Senior Notes at a redemption price equal to the Make-Whole Price (as defined in the indenture) plus accrued and unpaid interest on the notes so redeemed to the date of redemption.

6.125% Senior Notes

On February 11, 2011, we issued $1.0 billion in aggregate principal amount of 6.125% senior notes due 2021 (the “6.125% Senior Notes”), in accordance with an underwriting agreement entered into with representatives of the underwriters named therein. The 6.125% Senior Notes mature February 15, 2021, and bear interest at 6.125% per annum. Interest is payable semi-annually on February 15 and August 15 of each year. The 6.125% Senior Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The indenture governing the 6.125% Senior Notes provides that we may redeem all or part of the 6.125% Senior Notes at a redemption price equal to the Make-Whole Price (as defined in the indenture) plus accrued and unpaid interest on the notes so redeemed to the date of redemption.

5.375% Senior Notes

On April 1, 2013, we issued $700 million in aggregate principal amount of 5.375% senior notes due 2021 (the “5.375% Senior Notes”), in accordance with an underwriting agreement entered into with representatives of the underwriters named therein. The 5.375% Senior Notes mature June 15, 2021, and bear interest at 5.375% per annum. Interest is payable semi-annually on June 15 and December 15 of each year. The 5.375% Senior Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The indenture provides that we may redeem all or part of the 5.375% Senior Notes at redemption prices equal to 101.344% on or after June 15, 2018 and 100.000% on or after June 15, 2019, in each case, of the principal amount redeemed, plus accrued and unpaid interest.

4.875% Senior Notes

On April 24, 2014, we issued $1.5 billion in aggregate principal amount of 4.875% senior notes due 2022 (the “4.875% Senior Notes”), in accordance with an underwriting agreement entered into with representatives of the underwriters named therein. The 4.875% Senior Notes mature April 15, 2022, and bear interest at 4.875% per annum. Interest is payable semi-annually on April 15 and October 15 of each year. The 4.875% Senior Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The indenture provides that we may redeem all or part of the 4.875% Senior Notes at redemption prices equal to 102.438% on or after April 15, 2018, 101.219% on or after April 15, 2019 and 100.000% on or after April 15, 2020, in each case, of the principal amount redeemed, plus accrued and unpaid interest.

8.00% Senior Secured Second Lien Notes

In December 2015, we privately exchanged approximately $2.4 billion aggregate principal amount of newly issued Second Lien Notes for certain outstanding senior unsecured notes and contingent convertible notes. The

Second Lien Notes mature December 15, 2022, and bear interest at a rate of 8.00% per annum. Interest is payable semi-annually on June 15 and December 15 of each year. The Second Lien Notes are senior secured obligations, are guaranteed by our material subsidiaries and are secured by second-priority liens on all of our and the subsidiary guarantors’ assets that secure our Credit Facility and certain other indebtedness on a first-priority basis, subject to certain exceptions.

The indenture provides that we may redeem all or part of the Second Lien Notes in whole at any time or in part from time to time, on or after December 15, 2018, at a redemption price equal to, (a) if redeemed during the 12-month period commencing on December 15, 2018, 104% of the principal amount redeemed, plus accrued and unpaid interest, (b) if redeemed during the 12-month period commencing on December 15, 2019, 102% of the principal amount redeemed, plus accrued and unpaid interest, and (c) if redeemed on or after December 15, 2020, 100% of the principal amount redeemed, plus accrued and unpaid interest.

If the Second Lien Notes would otherwise constitute “applicable high yield discount obligations” (“AHYDOs”) within the meaning of Section 13(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of all accrual periods ending after the fifth anniversary of the issuance of the Second Lien Notes (each, an “AHYDO Payment Date”), but not including the final accrual period, we are required to make pro-rata cash payments to all holders of each Second Lien Note then outstanding in an amount equal to the portion of an Second Lien Note’s principal required to be paid as of each AHYDO Payment Date to prevent such note from being treated as an AHYDO within the meaning of Section 163(i)(1) of the Code.

5.75% Senior Notes

On April 1, 2013, we issued $1.1 billion in aggregate principal amount of 5.75% senior notes due 2023 (the “5.75% Senior Notes”), in accordance with an underwriting agreement entered into with representatives of the underwriters named therein. The 5.75% Senior Notes mature March 15, 2023, and bear interest at 5.75% per annum. Interest is payable semi-annually on March 15 and September 15 of each year. The 5.75% Senior Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The indenture provides that we may redeem all or part of the 5.75% Senior Notes at redemption prices equal to the Make-Whole Price (as defined in the indenture) plus accrued and unpaid interest on the notes so redeemed to the date of redemption.

8.00% Senior Notes due 2025

On December 20, 2016, we issued $1.0 billion aggregate principal amount of 8.00% Senior Notes due 2025 (the “8.00% Senior Notes due 2025”) and on October 12, 2017, we issued $300 million aggregate principal amount of 8.00% Senior Notes due 2025, each pursuant to a purchase agreement entered into with representatives of the initial purchasers named therein. The 8.00% Senior Notes due 2025 notes will mature on January 15, 2025, and bear interest at a rate of 8.00% per year, payable semi-annually in arrears on January 15 and July 15 of each year. The 8.00% Senior Notes due 2025 are general unsecured senior obligations of ours and are effectively junior in right of payment to any of our secured indebtedness to the extent of the collateral securing such indebtedness.

The indenture for the 8.00% Senior Notes due 2025 provides that we may redeem some or all of the 8.00% Senior Notes due 2025 at any time prior to January 15, 2020 at a price equal to 100% of the principal amount of the 8.00% Senior Notes due 2025 to be redeemed plus a “make-whole” premium. At any time prior to January 15, 2020, we also may redeem up to 35% of the aggregate principal amount of the 8.00% Senior Notes due 2025 with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price of 108.00% of the principal amount of the 8.00% Senior Notes due 2025, if at least 65% of the aggregate principal amount of the 8.00% Senior Notes due 2025 issued under such indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days after the closing date of such equity offering. In addition, we may redeem some or all of the existing 8.00% Senior Notes due 2025 at any time on or after January 15, 2020 at the redemption prices set forth in the indenture governing the 8.00% Senior Notes due 2025. In connection with any redemption, we will also pay any accrued and unpaid interest to, but not including, the redemption date. If we or certain of our subsidiaries enter into certain sale-leaseback transactions and do not reinvest the proceeds or repay certain senior debt, we must offer to repurchase the 8.00% Senior Notes due 2025. In an exchange offer that expired in May 2018, we exchanged substantially all of the outstanding principal amount of 8.00% Senior Notes due 2025 for an equal amount of notes with substantially similar terms as the outstanding 8.00% Senior Notes due 2025, except that the transfer restrictions, registration rights and additional interest provisions no longer apply.

5.5% Convertible Senior Notes

On October 5, 2016, we issued in a private placement $1.25 billion principal amount of unsecured 5.5% Convertible Senior Notes due 2026 (the “5.5% Senior Notes”), in accordance with a purchase agreement entered into with a representative of the initial purchasers named therein. The 5.5% Senior Notes mature September 15, 2026, unless earlier repurchased, redeemed or converted, and bear interest at 5.5% per annum. Interest is payable semi-annually on March 15 and September 15 of each year.

The indenture provides that we may redeem for cash all or part of the 5.5% Senior Notes, at our option, on or after September 15, 2019 if the last reported sale price per share of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption exceeds 130% of the applicable conversion price for the 5.5% Senior Notes on each of such 20 trading days. The redemption price will equal 100% of the principal amount of the 5.5% Senior Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If we undergo a fundamental change (as defined in the indenture), holders may require us to repurchase for cash all or any portion of their 5.5% Senior Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 5.5% Senior Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

At any time before the close of business on the business day immediately preceding June 15, 2026, subject to satisfaction of certain conditions, holders may surrender their 5.5% Senior Notes for conversion, in whole or in part, into, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock.

At any time on or after June 15, 2026 and before the close of business on the business day immediately preceding September 15, 2026, holders may surrender their 5.5% Senior Notes for conversion, in whole or in part, into, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock.

The initial conversion rate for each $1,000 principal amount of our 5.5% Senior Notes is 116.7134 shares of our common stock, equivalent to an initial conversion price of approximately $8.5680 per share of our common stock. The conversion rate is subject to adjustment upon the occurrence of certain events.

8.00% Senior Notes due 2027

On June 6, 2017, we issued $750 million in aggregate principal amount of 8.00% senior notes due 2027 (the “8.00% Senior Notes due 2027”) and on October 12, 2017, we issued $550 million in aggregate principal amount of 8.00% Senior Notes due 2027, each pursuant to a purchase agreement entered into with representatives of the initial purchasers named therein. The 8.00% Senior Notes due 2027 will mature on June 15, 2027, and bear interest at 8.00% per year, payable semi-annually in arrears on June 15 and December 15 of each year. The

8.00% Senior Notes due 2027 are general unsecured senior obligations of ours and are effectively junior in right of payment to any of our secured indebtedness to the extent of the collateral securing such indebtedness.

The indenture governing the 8.00% Senior Notes due 2027 provides that we may redeem some or all of the 8.00% Senior Notes due 2027 at any time prior to June 15, 2022 at a price equal to 100% of the principal amount of the 8.00% Senior Notes due 2027 notes to be redeemed plus a “make-whole” premium. At any time prior to June 15, 2020, we also may redeem up to 35% of the aggregate principal amount of the 8.00% Senior Notes due 2027 with an amount of cash not greater than the net proceeds of certain equity offerings at a redemption price of 108.00% of the principal amount of the 8.00% Senior Notes due 2027, if at least 65% of the aggregate principal amount of the 8.00% Senior Notes due 2027 issued under such indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days after the closing date of such equity offering. In addition, we may redeem some or all of the existing 8.00% Senior Notes due 2027 at any time on or after June 15, 2022 at the redemption prices set forth in the indenture governing the 8.00% Senior Notes due 2027. In connection with any redemption, we will also pay any accrued and unpaid interest to, but not including, the redemption date. In an exchange offer that expired in May 2018, we exchanged substantially all of the outstanding principal amount of 8.00% Senior Notes due 2027 for an equal amount of notes with substantially similar terms as the outstanding 8.00% Senior Notes due 2027, except that the transfer restrictions, registration rights and additional interest provisions no longer apply.

2.25% Contingent Convertible Senior Notes

On May 27, 2008, we issued $1.2 billion in aggregate principal amount of 2.25% Contingent Convertible Senior Notes due 2038 (the “2038 Notes”), in accordance with an underwriting agreement entered into with representatives of the underwriters named therein. The 2038 Notes mature December 15, 2038, and bear interest at 2.25% per annum. Interest is payable semi-annually on June 15 and December 15 of each year. In addition to regular interest on the 2038 Notes, commencing with the six-month period ended June 14, 2019, contingent interest will also accrue during any six-month interest period from June 15 to December 14 or from December 15 to June 14, if the average trading price of the 2038 Notes for the five trading-day period ending on the third day immediately preceding the relevant six-month period equals or exceeds 120% of the principal amount of the 2038 Notes. The amount of contingent interest payable per note in respect of any six-month period equals 0.50% per annum of the average trading price per $1,000 principal amount of the 2038 Notes during the applicable five trading-day period. The 2038 Notes are senior unsecured obligations of ours and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The indenture provides that we may redeem all or part of the 2038 Notes in whole at any time or in part from time to time, on or after December 15, 2018, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest. Holders may require us to repurchase all or a portion of the 2038 Notes on December 15, 2018, 2023, 2028 and 2033 at 100% of the principal amount of the 2038 Notes, plus accrued and unpaid interest, payable in cash. Upon a fundamental change, as defined in the indenture governing the 2038 Notes, holders may require us to repurchase all or a portion of their notes at a price of 100% of the principal amount of the 2038 Notes, plus accrued and unpaid interest, payable in cash.

Holders may surrender the 2038 Notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time on or before the close of business on December 15, 2038 under certain circumstances.

On or after December 15, 2036, the 2038 Notes may be converted at any time on or before the close of business on the maturity date. Holders may convert any outstanding 2038 Notes into shares of our common stock at an initial conversion price per share of $85.89, which conversion price is subject to certain adjustments.

Senior Notes Covenants

Our senior notes contain covenants that, among other things, may limit our ability to: (i) create liens securing certain indebtedness; (ii) consolidate, merge or transfer assets; and (iii) enter into certain sale-leaseback transactions.

DESCRIPTION OF NOTES

In this “Description of Notes,” the words “Chesapeake,” “Company,” “our,” “us” and “we” refer only to Chesapeake Energy Corporation and not to any of its subsidiaries. Unless otherwise indicated, for all purposes of this “Description of Notes,” references to the “notes” are references to the notes offered hereby.

Chesapeake will issue each series of notes offered hereby under an indenture (the “base indenture”) dated as of April 24, 2014, as supplemented by one or more supplemental indentures with respect to the notes, in each case to be dated the date of delivery of the notes (which supplemental indentures we refer to as the “supplemental indentures” and, together with the base indenture, the “indenture”), in each case among Chesapeake, as issuer, the subsidiary guarantors, as guarantors, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”). Unless otherwise indicated, references to the “Trustee” are to Deutsche Bank Trust Company Americas, a New York banking corporation. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). In this “Description of Notes,” references to the “date of the indenture” refer to the date of delivery of the notes.

The following description is only a summary of certain material provisions of the notes and the indenture. This summary is not a complete description of all the provisions of the notes and is subject to, and is qualified in its entirety by reference to, the notes and the indenture. For more information, we refer you to the notes and the indenture, all of which you may request copies of at our address set forth under the heading “Where You Can Find More Information.” Defined terms used but not otherwise defined in this section shall have the meanings assigned to such terms in the indenture.

The indenture will not limit the amount of notes that may be issued thereunder. Additional notes may be issued under the indenture from time to time in separate series, each up to the aggregate amount authorized for such series.

General

The notes will be issued as two series of debt securities under the base indenture. The notes will be general unsecured senior obligations of Chesapeake and will be guaranteed by the subsidiary guarantors as described below under “—Guarantees.” The indebtedness evidenced by the notes and the guarantees will rank pari passu in right of payment to all senior indebtedness of Chesapeake and the subsidiary guarantors, as the case may be.

Chesapeake will issue each series of notes as a new series of debt securities under their respective indentures initially with an aggregate principal amount of $                , in the case of the 2024 notes, and an aggregate principal amount of $                 , in the case of the 2026 notes. The 2024 notes will mature on                , 2024 and the 2026 notes will mature on                , 2026. The notes will be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Interest on the Notes

Interest on the 2024 notes will accrue at an annual rate of    %. Interest on the 2026 notes will accrue at an annual rate of    %. Interest on the notes will accrue from                , 2018 and will be payable semiannually in arrears on                and                of each year, commencing                , 2019 to the holders of record of the notes at the close of business on                and                 preceding such interest payment dates, respectively.

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Initially, the Trustee will act as paying agent and registrar for the notes.

Payment and Transfer

Initially, the notes will be issued only in global form registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Any notes in definitive form may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee).

Payment of principal, or any premium or interest on notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the notes is no longer represented by a global note, payment of interest on such notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.

If any interest payment date, maturity date or redemption date falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. No interest will accrue on such payment for the period from and after the applicable interest payment date, maturity date or redemption date. The notes may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee indicated in the indenture, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

The registered holder of a note will be treated as the owner of it for all purposes, and all references in this “Description of Notes” to “holders” mean holders of record, unless otherwise indicated.

Further Issuances

We may from time to time, without notice or the consent of the holders of the notes, create and issue further notes of either series ranking equally and ratably with the original notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes, the public offering price and the issue date), so that such additional notes of such series form a single series with the original notes of such series and have the same terms as to status, redemption or otherwise as the original notes of such series, provided that if the additional notes of such series are not fungible with the original notes of such series, such additional notes shall have a separate CUSIP number.

Optional Redemption

2024 Notes

Except as set forth in the following paragraphs, we may not redeem the 2024 notes prior to                , 2021. On and after such date, we may redeem the 2024 notes, in whole or in part, at our option, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period (or, in the case of the period commencing                , 2023, such 12-month period and thereafter) commencing on                 of the years set forth below:

Year	Percentage
2021		%
2022		%
2023 and thereafter	100.000%

Prior to                , 2021, we will be entitled at our option to redeem the 2024 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2024 notes to be redeemed plus the Make-Whole Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

In addition, any time prior to                , 2021, we will be entitled at our option on any one or more occasions to redeem up to 35% of the aggregate principal amount of 2024 notes issued under the indenture at a redemption price equal to    % of the principal amount of the 2024 notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1) at least 65% of the aggregate principal amount of 2024 notes issued under the indenture (excluding notes held by the Company and the Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Notice of redemption of the 2024 notes must be given to each holder of the 2024 notes not less than 15 nor more than 60 days prior to the redemption date, except that notice may be given more than 60 days before the applicable redemption date in connection with a defeasance or satisfaction and discharge in accordance with the indenture.

2026 Notes

Except as set forth in the following paragraphs, we may not redeem the 2026 notes prior to                , 2021. On and after such date, we may redeem the 2026 notes, in whole or in part, at our option, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period (or, in the case of the period commencing                , 2023, such 12-month period and thereafter) commencing on                 of the years set forth below:

Year	Percentage
2021		%
2022		%
2023 and thereafter	100.000%

Prior to                , 2021, we will be entitled at our option to redeem the 2026 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2026 notes to be redeemed plus the Make-Whole Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

In addition, any time prior to                , 2021, we will be entitled at our option on any one or more occasions to redeem up to 35% of the aggregate principal amount of 2026 notes issued under the indenture at a redemption price equal to    % of the principal amount of the 2026 notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1) at least 65% of the aggregate principal amount of 2026 notes issued under the indenture (excluding notes held by the Company and the Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Notice of redemption of the 2026 notes must be given to each holder of the 2026 notes not less than 15 nor more than 60 days prior to the redemption date, except that notice may be given more than 60 days before the applicable redemption date in connection with a defeasance or satisfaction and discharge in accordance with the indenture.

Notice and Selection

Once a notice of redemption is given in accordance with the indenture, subject to the satisfaction of any conditions set forth therein, notes called for redemption become due and payable on the applicable redemption date at the applicable redemption price. Any notice of redemption for the notes of any series will state, among other things, the aggregate principal amount of notes to be redeemed, the redemption date, the redemption price, the CUSIP number and the name and address of the paying agent. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. We may redeem notes pursuant to one or more of the relevant provisions of the indenture, and a single notice of redemption may be delivered with respect to the redemptions made pursuant to different provisions. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another Person.

If less than all of the notes of a series are redeemed at any time, the Trustee will select the notes of such series to be redeemed on a pro rata basis or by lot, in each case, in accordance with the procedures of the DTC, or, if the notes of such series are listed on any securities exchange, by any other method that complies with the requirements of such exchange; provided, however, that no notes with a principal amount of $2,000 or less will be redeemed in part. Unless we default in payment of the applicable redemption price, interest on the notes to be redeemed will cease to accrue on the applicable redemption date, whether or not such notes are presented for payment.

Certain Definitions Related to the Notes

“Adjusted Treasury Rate” means, with respect to any redemption date applicable to the notes of a series, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published Federal Reserve Statistical Release H.15 or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or, if such release (or any successor release) is not published, any publicly available source of similar market data) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after                , 2021, in the case of the 2024 notes, or                , 2021, in the case of the 2026 notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), calculated on the third Business Day immediately preceding the redemption date, plus 50 basis points.

“Business Day” means any day on which banks in The City of New York are open and which is not a Legal Holiday.

“Comparable Treasury Issue” means the United States Treasury security selected by the Company as having a maturity comparable to the remaining term of the notes of the applicable series from the redemption date to                 , 2021, in the case of the 2024 notes, and                 , 2021, in the case of the 2026 notes, that

would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to                 , 2021, in the case of the 2024 notes, and                 , 2021, in the case of the 2026 notes.

“Legal Holiday” is a Saturday, a Sunday or a day on which banks and trust companies in The City of New York are not required by law or executive order to be open.

“Make-Whole Premium” means, at any applicable redemption date, the excess of (i) the present value at such redemption date of (A) the redemption price of such note on                 , 2021, in the case of the 2024 notes, and                , 2021, in the case of the 2026 notes (such redemption price being described in the first paragraph under the subheading for each series of notes under “—Optional Redemption”), exclusive of any accrued interest plus (B) all required remaining scheduled interest payments due on such note through                 , 2021, in the case of the 2024 notes, and                , 2021, in the case of the 2026 notes (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (ii) the principal amount of such note on such redemption date. The Trustee shall have no responsibility for calculating or confirming the calculations of the Make-Whole Premium.

Guarantees

Our payment obligations under the notes and the indenture will be jointly and severally, fully and unconditionally guaranteed by the subsidiary guarantors, subject to the limitations described in the following paragraphs. As of the Issue Date, the subsidiary guarantors include each of our subsidiaries that guarantee our Credit Facility, Term Loan and Second Lien Notes. As of June 30, 2018, our non-guarantor subsidiaries held less than 1% of our consolidated total assets and had no third-party indebtedness, and for the six months ended June 30, 2018, had revenues representing less than 1% of our consolidated revenues.

The indenture provides that each Person that becomes a domestic Subsidiary of the Company after the Issue Date and that guarantees any other Indebtedness of ours or a subsidiary guarantor in excess of a De Minimis Guaranteed Amount will guarantee the payment of the notes within 180 days after the later of (i) the date it becomes a domestic Subsidiary and (ii) the date it guarantees such other Indebtedness, provided that no guarantee shall be required if the Subsidiary merges into us or merges into an existing subsidiary guarantor and the surviving entity remains a subsidiary guarantor.

The obligations of each subsidiary guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each subsidiary guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other subsidiary guarantor in a pro rata amount based on the respective net assets of each subsidiary guarantor at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable subsidiary guarantor, and, depending on the amount of such indebtedness, a subsidiary guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under federal bankruptcy law or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

Subject to the next succeeding paragraph, no subsidiary guarantor may consolidate or merge with or into (whether or not such subsidiary guarantor is the surviving Person) another Person unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than such subsidiary guarantor) assumes all the obligations of such subsidiary guarantor under the indenture and the notes pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, and

(2) immediately after such transaction, no Default or Event of Default exists.

The preceding does not prohibit a merger between subsidiary guarantors or a merger between us and a subsidiary guarantor.

In the event of a sale or other disposition of all or substantially all of the assets of any subsidiary guarantor, or a sale or other disposition of all the Capital Stock of such subsidiary guarantor, in any case whether by way of merger, consolidation or otherwise, then such subsidiary guarantor (in the event of a sale or other disposition by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such subsidiary guarantor) or the Person acquiring the assets (in the event of a sale or other disposition of all or substantially all of the assets of such subsidiary guarantor) will be automatically released and relieved of any obligations under its Guarantee.

Further, a subsidiary guarantor will be automatically released and relieved from any obligations under its Guarantee if it ceases to guarantee any other Indebtedness of us or any other subsidiary guarantor other than a De Minimis Guaranteed Amount.

For financial information related to our subsidiary guarantors and non-guarantor subsidiaries, see Note 19 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.

Ranking

Senior Indebtedness versus Notes. The Indebtedness evidenced by the notes and the Guarantees will be unsecured and will rank pari passu in right of payment to all Senior Indebtedness of us and the subsidiary guarantors, as the case may be.

Secured Indebtedness versus Notes. Secured debt and other secured obligations of us and the subsidiary guarantors (including obligations with respect to our Credit Facility, Term Loan and Second Lien Notes) will be effectively senior to the notes and the subsidiary guarantors’ Guarantee thereof to the extent of the value of the assets securing such debt or other obligations.

Although the indenture limits the incurrence of certain Funded Debt that is secured Indebtedness, such limitations are subject to a number of significant qualifications, and the indenture does not limit the incurrence of secured obligations other than certain Funded Debt or the incurrence of unsecured Indebtedness.

Liabilities of Subsidiaries versus Notes. Substantially all of our operations are conducted through our subsidiaries. Claims of creditors of any subsidiaries that are not subsidiary guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred security holders of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors and the claims of any creditors of any subsidiary guarantor that is a parent company to any such subsidiary, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of our subsidiaries that are not subsidiary guarantors, and each Guarantee of the notes will be structurally subordinated to creditors (including trade creditors) and any preferred security holders of any subsidiary of a subsidiary guarantor that is not itself a subsidiary guarantor.

No Sinking Fund

We are not required to make any mandatory redemption in sinking fund payments with respect to the notes.

Certain Covenants

Limitation on Liens Securing Funded Debt. The Company (1) will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any of the properties of the Company or any Restricted Subsidiary and (2) will not, and will not permit any Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon the Capital Stock of any Restricted Subsidiary or the Capital Stock of any Subsidiary that owns, directly or indirectly through ownership in another Subsidiary, the Capital Stock of any Restricted Subsidiary, unless (as to each of clauses (1) and (2)) the notes or the Guarantee (if any) of such Restricted Subsidiary, as applicable, (together with, if the Company shall so determine, any other Indebtedness or other obligation of the Company or such Restricted Subsidiary which is not subordinate in right of payment to the prior payment in full of the notes) are equally and ratably secured for so long as such Funded Debt shall be so secured; provided, that if such Funded Debt is expressly subordinated to the notes or a related Guarantee, if any, the Lien securing such Funded Debt will be subordinated and junior to the Lien securing such notes or such Guarantee. Notwithstanding the foregoing provisions, the Company or any Subsidiary may create, incur or assume Funded Debt secured by Liens which would otherwise be subject to the restrictions of such section, if the aggregate principal amount of such Funded Debt and all other Funded Debt of the Company and any Subsidiary theretofore created, incurred or assumed pursuant to the exception in this sentence and outstanding at such time does not exceed 15% of the Adjusted Consolidated Net Tangible Assets of the Company (the “Secured Debt Basket”).

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or any other Subsidiary) unless:

(A) the Company or such Restricted Subsidiary would be entitled to incur Funded Debt secured by Liens in a principal amount equal to the Attributable Indebtedness (treated as if such Attributable Indebtedness were Funded Debt) with respect to such Sale/Leaseback Transaction in accordance with the covenant captioned “—Limitation on Liens Securing Funded Debt”; provided, however, that Attributable Indebtedness in respect of any Sale/Leaseback Transaction entered into pursuant to this clause (A) shall not count against the amount of Funded Debt permitted under the Secured Debt Basket for any other purpose, including when determining the amount available thereunder for future Sale/Leaseback Transactions or any Funded Debt transactions; or

(B) the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by the Company) and such proceeds are applied in accordance with the following two paragraphs:

The Company may apply Net Available Proceeds from such Sale/Leaseback Transaction, within 365 days following the receipt of Net Available Proceeds from the Sale/Leaseback Transaction, to:

(1)

the repayment of Indebtedness of the Company or a Restricted Subsidiary under Credit Facilities or other Senior Indebtedness, including any redemption or repurchase of the Existing Notes or the 2024 notes or the 2026 notes;

(2)	make an Investment in assets used or useful in the Oil and Gas Business (including Capital Stock of Persons engaged in the Oil and Gas Business); or

(3)	develop by drilling the Company’s oil and gas reserves.

If, upon completion of the 365-day period, any portion of the Net Available Proceeds shall not have been applied by the Company as described in clauses (1), (2) or (3) in the immediately preceding paragraph and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Sale/Leaseback Transaction (such aggregate constituting “Excess Proceeds”), exceed $60 million, then the Company will be obligated to make an offer (the “Net Proceeds Offer”) to purchase the notes and any other Senior Indebtedness in respect of which such an offer to purchase is also required to be made concurrently with the Net Proceeds Offer having an aggregate principal amount equal to the Excess Proceeds (such purchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the notes and other such Senior Indebtedness tendered in such Net Proceeds Offer) at a purchase price of 100% of the principal amount thereof plus accrued interest thereon to the date of repurchase. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

Within 15 days after the Company becomes obligated to make a Net Proceeds Offer (a “Net Proceeds Offer Triggering Event”), the Company will mail or cause to be mailed to all holders on the date of the Net Proceeds Offer Triggering Event a notice of the occurrence of such Net Proceeds Offer Triggering Event and of the holders’ rights arising as a result thereof.

The Net Proceeds Offer will be deemed to have commenced upon mailing of the Offer Notice and will terminate 20 Business Days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the offer, the Company will purchase and mail or deliver payment for all notes tendered in response to the offer.

On the payment date, the Company will, to the extent lawful, (a) accept for payment notes or portions thereof tendered pursuant to the Net Proceeds Offer, (b) deposit with the paying agent an amount equal to the payment in respect of all notes or portions thereof so tendered and (c) deliver to the Trustee the notes so accepted together with an officers’ certificate stating the notes or portions thereof tendered to the Company. The depositary, the Company or the paying agent will promptly mail or deliver to each holder of notes of the applicable series so accepted payment in an amount equal to the purchase price for such notes, and the Trustee will promptly authenticate and mail or deliver to each holder notes equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such notes will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Net Proceeds Offer.

Limitations on Mergers and Consolidations. The indenture provides that we will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all or substantially all of our assets to any Person, unless: (1) the Person formed by or surviving such consolidation or merger (if other than us), or to which such sale, lease, conveyance or other disposition shall be made (collectively, the “successor”), is a corporation, limited liability company, general partnership or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the successor assumes by supplemental indenture in a form satisfactory to the Trustee all of our obligations under the indenture and the notes; provided, that unless the successor is a corporation, a corporate co-issuer of the notes will be added to the indenture by such supplemental indenture; and (2) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

Upon any such consolidation, merger, lease, conveyance or transfer, the Trustee shall be notified by us or the successor, and the successor formed by such consolidation or into which we are merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, ours under the indenture with the same effect as if such successor had been named as the Company under the indenture and thereafter (except in the case of a lease) we will be relieved of all further obligations and covenants under the indenture and the notes.

SEC Reports. We will, within 15 days after we file the same with the SEC, deliver to the Trustee copies of the annual reports and the information, documents and other reports (or copies of any such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided that any such annual reports, information, documents or other reports filed or furnished with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or “EDGAR”) system shall be deemed to be delivered to the Trustee as of the time such information, documents or reports are filed or furnished via EDGAR; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC (to the extent such filings are accepted by the SEC) and provide the Trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, subject to the proviso in the immediately preceding sentence.

Events of Default

The following will be Events of Default with respect to each series of notes:

(1) default by the Company or any subsidiary guarantor in the payment of principal of or any premium on the notes of such series when due and payable at Maturity;

(2) default by the Company or any subsidiary guarantor in the payment of any installment of interest on the notes of such series when due and payable and continuance of such default for 30 days;

(3) default by the Company or any subsidiary guarantor with respect to any other Indebtedness of the Company or any subsidiary guarantor if either

(A) such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $75.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate, or

(B) such default results from the failure to pay when due principal of any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $75.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;

provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of the notes shall be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;

(4) default in the performance, or breach of, any covenant or agreement of the Company or any subsidiary guarantor in the indenture applicable to such series of notes and, in each such case, failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or holders of 25% of the principal amount of the notes; provided, however, that the Company will have 90 days (rather than 60 days) following such written notice to remedy or receive a waiver for any failure to comply with its obligations under the indenture so long as the Company is attempting to remedy any such failure as promptly as reasonably practicable;

(5) the failure of a Guarantee by a subsidiary guarantor to be in full force and effect, or the denial or disaffirmance by such entity thereof; or

(6) certain events involving bankruptcy, insolvency or reorganization of the Company or any subsidiary guarantor.

The indenture will provide that the Trustee may withhold notice to the holders of each series of notes of any default (except in payment of principal of, or any premium or interest on, any note of such series) if the Trustee determines in good faith that it is in the interest of the holders of such series of notes to do so.

If an Event of Default occurs and is continuing with respect to the notes of either series, the Trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the unpaid principal of, and any premium and accrued but unpaid interest on, all of the notes of such series then outstanding to be due and payable. Upon such a declaration, such principal (or other specified amount), and any premium and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary guarantor occurs and is continuing, the principal of, and any premium and interest on, all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes of the series with respect to which a declaration of acceleration has been made may rescind any such acceleration with respect to the notes of such series and its consequences.

No holder of the notes of either series may pursue any remedy under the indenture unless:

(1) the Trustee shall have received written notice of a continuing Event of Default,

(2) the Trustee shall have received a request from holders of at least 25% in principal amount of the notes of such series to pursue such remedy,

(3) the Trustee shall have been offered indemnity reasonably satisfactory to it,

(4) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity, and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the notes of such series;

provided, however, such provision does not affect the right of a holder of any notes to sue for enforcement of any overdue payment thereon.

The holders of a majority in principal amount of the outstanding notes of each series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain limitations specified in the indenture. The Trustee shall be under no obligation and may refuse to perform any duty or exercise any right, duty or power hereunder unless it receives indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense.

Modification and Waiver

Supplements and amendments to the indenture or the notes of the applicable series may be made by the Company, the subsidiary guarantors and the Trustee with the consent (including, for the avoidance of doubt, consents obtained in connection with a tender offer or exchange offer for notes or a solicitation of consents in respect of notes) of the holders of a majority in aggregate principal amount of the notes of such series and all other series of Debt Securities outstanding under the indenture affected by such amendment or supplement, considered together as a single class; provided that no such modification or amendment may, without the consent of each holder of notes of such series affected thereby (with respect to any notes held by a non-consenting holder),

(1) reduce the percentage of principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver of any provision of the indenture or the notes of such series;

(2) reduce the rate or change the time for payment of interest, including default interest, if any, on the notes of such series;

(3) reduce the principal amount of any note of such series or change the Maturity Date of the notes of such series;

(4) reduce the amount payable upon redemption of any note of such series;

(5) waive any Event of Default in the payment of principal of, any premium or interest on the notes of such series;

(6) make any note payable in money other than that stated in such note of such series;

(7) impair the right of holders of notes of such series to receive payment of the principal of and interest on the notes of such series on the respective due dates therefor and to institute suit for the enforcement of any such payment; or

(8) make any change in the percentage of principal amount of the notes of such series necessary to waive compliance with certain provisions of the indenture.

Supplements and amendments of the indenture or the notes of the applicable series may be made by the Company, the subsidiary guarantors and the Trustee without the consent of any holders of the notes of such series in certain limited circumstances, including:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to conform the text of the indenture, the notes or the Guarantees to any description of the indenture, the notes or the Guarantees contained in this prospectus supplement or the accompanying prospectus and/or free writing prospectus or offering memorandum and related term sheet relating to the offer and sale of such notes;

(3) to provide for the assumption of the obligations of the Company or any subsidiary guarantor under the indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such subsidiary guarantor;

(4) to add to, change or eliminate any of the provisions of the indenture; provided that any such addition, change or elimination shall become effective only after there are no such notes entitled to the benefit of such provision outstanding;

(5) to evidence the acceptance or appointment by a separate Trustee or successor Trustee with respect to the notes of such series or otherwise;

(6) to reflect the addition or release of any subsidiary guarantor from its Guarantee of the notes of such series, in the manner provided in the indenture, or to secure the notes of such series or the Guarantees;

(7) to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8) to secure the notes of such series or the Guarantees, including pursuant to Section 4.09 of the indenture;

(9) to provide for uncertificated notes of such series in addition to certificated notes of such series; or

(10) to make any change that would provide any additional benefit to the holders of the notes of such series or that does not adversely affect the rights of any holder of the notes of such series in any material respect; provided, that any change made solely to conform the provisions of the indenture or the notes to this “Description of Notes” will not be deemed to adversely affect any holder of any outstanding notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes of a series may waive any past default under the indenture, except a default in the payment of principal, or any premium or interest.

Each holder shall have the right to receive payment of the principal of and interest on the notes of the applicable series at Maturity, or to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such holder. Notwithstanding the foregoing and for the avoidance of doubt, no amendment to, or deletion or waiver of any of, the covenants set forth in the indenture or any action taken by the Company or any subsidiary guarantor not prohibited by the indenture (in each case other than with respect to actions described above that require the consent of each holder of an outstanding note of the applicable series affected) shall be deemed to impair or affect any rights of any holder to receive such payment.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the notes of either series (“Legal Defeasance”). Such Legal Defeasance means that the Company and any subsidiary guarantor will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes of such series and any Guarantees thereof, except for:

(1) the rights of holders of outstanding notes of such series to receive payments solely from the trust fund described in the following paragraph in respect of the principal of, and any premium and interest on, such notes when such payments are due,

(2) the Company’s obligations with respect to such notes concerning the issuance of temporary notes, transfers and exchanges of the notes of such series, replacement of mutilated, destroyed, lost or stolen notes of such series, the maintenance of an office or agency where the notes of such series may be surrendered for transfer or exchange or presented for payment, and duties of paying agents,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company under either series of notes released with respect to certain covenants described under “—Certain Covenants” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such series of notes. In the event Covenant Defeasance occurs with respect to a series of notes, certain events (not including non-payment) described under “—Events of Default” will no longer constitute an Event of Default with respect to such series. If we exercise our Legal Defeasance or Covenant Defeasance option with respect to a series of notes, each subsidiary guarantor will be released from all its obligations under the indenture and its Guarantee of such notes.

In order to exercise either Legal Defeasance or Covenant Defeasance under the indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes of the applicable series, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and any premium and interest on, the outstanding notes of such series on each date on which such principal and any premium and interest is due and payable or on any redemption date established pursuant to the indenture (provided that, upon any redemption that requires the payment of a Make-Whole Premium, (x) the amount of cash, U.S. Government Securities, or combination thereof, that must be deposited will be determined using an assumed applicable premium calculated as of the date of such deposit and (y) the Company will deposit any deficit in trust on or prior to the redemption date as necessary to pay the applicable premium as determined by such date).

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that

(A)	the Company has received from or there has been published by, the Internal Revenue Service a ruling or

(B)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes of the applicable series will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the holders of the outstanding notes of the applicable series will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement, other than the indenture, or instrument to which the Company is a party or by which the Company is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes of such series over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

Satisfaction and Discharge

The Company may discharge all its obligations under the indenture with respect to the notes of a series, other than its obligation to register the transfer and exchange of notes of such series, provided that it either:

(1) delivers all outstanding notes of such series to the Trustee for cancellation; or

(2) all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their Maturity within one year or are called for redemption within one year, and in the case of this bullet point the Company has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including any premium and interest to the Maturity Date or applicable redemption date (provided that, upon any redemption that requires the payment of a Make-Whole Premium, (x) the amount of cash that must be deposited will be determined using an assumed applicable premium calculated as of the date of such deposit and (y) the Company will deposit any deficit in trust on or prior to the redemption date as necessary to pay the applicable premium as determined by such date).

Governing Law

The indenture provides that it, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own our Debt Securities, including the notes.

The Trustee is permitted to become an owner or pledgee of the notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an Event of Default has occurred and is continuing, it must eliminate such conflict or resign.

In case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its powers under the indenture at the request of any of the holders of the notes of the applicable series, unless such holders have offered the Trustee indemnity reasonably satisfactory to it.

Certain Definitions

The following is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms and for the definitions of capitalized terms used in this prospectus and not defined below.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means, without duplication, as of the date of determination, (a) the sum of

(1) discounted future net revenue from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Company’s internal engineers) in a reserve report prepared as of the end of the Company’s most recently completed fiscal year or, at the Company’s option, a reserve report prepared as of the end of the most recently completed fiscal quarter, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to any acquisition consummated since the date of such year-end or quarterly reserve report, as applicable, and (B) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end or quarterly reserve report, as applicable, which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its Subsidiaries produced or disposed of since the date of such year-end or quarterly reserve report, as applicable, and (D) reductions in the estimated oil and gas reserves of the Company and its Subsidiaries since the date of such year-end or quarterly reserve report, as applicable, attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end or quarterly reserve report, as applicable, which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases may be estimated by the Company’s engineers,

(2) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,

(3) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and

(4) the greater of (A) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements (provided, that the Company shall not be required to obtain any appraisal of assets), minus (b) the sum of

(1)	minority interests,

(2)	any gas balancing liabilities of the Company and its Subsidiaries reflected as a long-term liability in the Company’s latest annual or quarterly financial statements,

(3)

the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end or quarterly reserve report, as applicable), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto,

(4)

the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(1) above (utilizing the same prices utilized in the Company’s year-end or quarterly reserve report, as applicable), would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto, and

(5)

the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end or quarterly reserve report, as applicable), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.

For the avoidance of doubt, “reserves” shall include any reserves applicable to natural gas liquids.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the “net amount of rent” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Board of Directors” means, with respect to any Person, the Board of Directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors or such other governing body.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, partnership or limited liability company interests or other equity securities (including, without limitation, beneficial interests in or other securities of a trust) and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Company’s existing credit facility and term loan) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced (whether contemporaneously or otherwise) or refinanced (in each case with Credit Facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $25 million.

“Debt Securities” means the Company’s debentures, notes (whether or not offered hereby), bonds or other evidence of indebtedness in one or more series.

“Disqualified Stock” means, with respect to a series of notes, any Capital Stock that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (1) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale), (2) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale), or (3) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would otherwise constitute Disqualified Stock, in the case of each of clauses (1), (2) and (3), prior to the date that is 91 days after the maturity date of the notes of such series at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Company or the Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations, or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant of the Company, any Subsidiary, or any other Person in which the Company or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Company (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or the Subsidiaries in order to satisfy applicable statutory or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock; provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such Indebtedness includes any right of participation with Capital Stock, shall not be deemed to be an Equity Interest unless and until such instrument is so converted or exchanged.

“Equity Offering” means any public or private sale after the Issue Date of Capital Stock of the Company (other than Disqualified Stock) other than:

(1)	public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8; and

(2)	issuances to any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Notes” means the Company’s outstanding (a) 7.25% Senior Notes due 2018, (b) Floating Rate Senior Notes due 2019, (c) 6.625% Senior Notes due 2020, (d) 6.875% Senior Notes due 2020, (e) 6.125% Senior Notes due 2021, (f) 5.375% Senior Notes due 2021, (g) 4.875% Senior Notes due 2022, (h) 8.00% Senior Secured Second Lien Notes due 2022, (i) 5.75% Senior Notes due 2023, (j) 8.00% Senior Notes due 2025, (k) 5.5% Convertible Senior Notes due 2026, (l) 8.00% Senior Notes due 2027 and (m) 2.25% Contingent Convertible Senior Notes due 2038.

“Funded Debt” means, with regard to any Person, all Indebtedness incurred, created, assumed or guaranteed by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Guarantee” means, with respect to the notes of a series, individually and collectively, the guarantees given by the subsidiary guarantors pursuant to the indenture.

“Indebtedness” means, without duplication, with respect to any Person,

(a) all obligations of such Person, including those evidenced by bonds, notes, debentures or similar instruments, for the repayment of money borrowed (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b) all liabilities of others of the kind described in the preceding clause (a) that such Person has guaranteed; and

(c) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(1)	the full amount of such obligations so secured, and

(2)	the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board.

Neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Investment” of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments or advances on a balance sheet of such Person prepared in accordance with GAAP.

“Issue Date” means                , 2018.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof or other similar agreement to sell, in each case securing obligations of such Person).

“Maturity” means, with respect to the notes of a series, the date on which the principal of the notes of such series or an installment of principal becomes due and payable as provided therein or by the indenture, whether at the Maturity Date or by declaration of acceleration, call for redemption or otherwise.

“Maturity Date” means, with respect to the 2024 notes,                , 2024, and with respect to the 2026 notes,                , 2026.

“Net Available Proceeds” means, with respect to any Sale/Leaseback Transaction of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale/Leaseback Transaction and which is actually so repaid.

“Net Working Capital” means (i) all current assets of the Company and its Subsidiaries, minus (ii) all current liabilities of the Company and its Subsidiaries, except current liabilities included in Indebtedness.

“Oil and Gas Business” means the business of the exploration for, and exploitation, development, production, processing, marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).

“Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against price fluctuations of oil, gas or other commodities.

“Permitted Liens” means

(1) Liens existing on the Issue Date;

(2) Liens securing Indebtedness under Credit Facilities;

(3) Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness; provided, that such Liens extend to or cover only the property or assets then securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under the Credit Facilities;

(4) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(5) Liens upon (i) any property of or any interests in any Person existing at the time of acquisition of such property or interests by the Company or a Subsidiary, (ii) any property of or interests in a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such property of or interests in such Person to the Company or any Subsidiary, or (iii) any property of or interests in a Person existing at the time such Person becomes a Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that in each such case no such Lien shall extend to or cover any property of the Company or any Subsidiary other than the property being acquired and improvements thereon;

(6) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business;

(7) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(8) purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (i) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (ii) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets;

(9) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(10) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business;

(11) Liens securing obligations of the Company or any of its Subsidiaries under Oil and Gas Hedging Contracts;

(12) Liens in favor of the United States, any state thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including without limitation, Liens to secure Funded Debt of the pollution control or industrial revenue bond type; and

(13) Liens in favor of the Company or any subsidiary guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any property interest in oil and gas reserves located in the United States owned by the Company or any Subsidiary and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest or interests exceeds two percent of Adjusted Consolidated Net Tangible Assets, except any such property interest or interests that in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

Without limitation, the term “Principal Property” shall not include:

(1) property or assets employed in gathering, treating, processing, refining, transportation, distribution or marketing,

(2) accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by the Company or any of its Subsidiaries, and all related rights of the Company or any of its Subsidiaries, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations, or

(3) the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Restricted Subsidiary” means any Subsidiary that, as of the applicable date of determination, (i) is a subsidiary guarantor or (ii) directly owns or leases any Principal Property.

“Sale/Leaseback Transaction” means with respect to the Company or any Restricted Subsidiary, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any Principal Property which was acquired or placed into service more than one year prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person; provided, that the term “Sale/Leaseback Transaction” shall not include any such arrangement that does not provide for a lease by the Company or any of its Restricted Subsidiaries with a period, including renewals, of more than three years. For the avoidance of doubt, a transaction primarily involving Dollar-Denominated Production Payments or Volumetric Production Payments shall not be deemed to be a Sale/Leaseback Transaction.

“Senior Indebtedness” means any Debt Securities or other Indebtedness of the Company or a Subsidiary Guarantor (whether outstanding on the date of the indenture or thereafter incurred), unless such Debt Securities or Indebtedness is contractually subordinate or junior in right of payment of principal of, and any premium and interest on, the notes or the Guarantees, respectively.

“Subsidiary” means any subsidiary of the Company. A “subsidiary” of any Person means

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person,

(2) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50 percent of the assets of such partnership upon its dissolution, or

(3) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the Board of Directors of such Person.

“subsidiary guarantor” means, with respect to notes of a series, (i) each of the Subsidiaries that executes the indenture as a subsidiary guarantor until such time as such Subsidiary shall no longer be a subsidiary guarantor pursuant to the indenture; and (ii) each other Subsidiary that becomes a guarantor of the notes of such series in compliance with the provisions of the indenture until such time as such Subsidiary shall no longer be a subsidiary guarantor pursuant to the indenture.

“U.S. Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

“Volumetric Production Payments” means sales of limited-term overriding royalty interests in natural gas and oil reserves that (i) entitle the purchaser to receive scheduled production volumes over a period of time from specific lease interests; (ii) are free and clear of all associated future production costs and capital expenditures; (iii) are nonrecourse to the seller (i.e., the purchaser’s only recourse is to the reserves acquired); (iv) transfer title of the reserves to the purchaser; and (v) allow the seller to retain all production beyond the specified volumes, if any, after the scheduled production volumes have been delivered.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

Book-Entry, Delivery and Form

Except as set forth below, the notes initially will be issued in registered, global form. Notes will be issued at the closing of this offering only against payment in immediately available funds. The notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in Global Notes). Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in Global Notes who are not participants may hold their interests therein indirectly through organizations that are participants in DTC’s system. All interests in the Global Notes are subject to the procedures and requirements of DTC.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in Global Notes will not have notes registered in their names, will not receive physical delivery of certificated notes and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture, we, the subsidiary guarantors and the Trustee will treat the persons in whose names the notes, including Global Notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the subsidiary guarantors, the Trustee nor any agent of the Trustee or us has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we, the subsidiary guarantors nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of any notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or those participants has or have given the relevant direction.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants in DTC, it is under no obligation to perform those procedures, and may discontinue or change those procedures at any time. None of us, the subsidiary guarantors or the Trustee or any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a certificated note in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the applicable Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days;

•	we, at our option and subject to the procedures of DTC, notify the Trustee in writing that we elect to cause the issuance of certificated notes; or

•	there has occurred and is continuing an event of default with respect to the notes and DTC requests the issuance of certificated notes.

In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes who purchases the notes for cash at the original offering price and who holds the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon the Code, U.S. Department of the Treasury regulations promulgated under the Code (“Treasury Regulations”), and judicial decisions and administrative interpretations thereunder, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, and different interpretations. We cannot assure you that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

In this discussion, we do not purport to address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, such as:

•

tax consequences to investors that may be subject to special tax treatment, including brokers, dealers in securities, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, retirement plans and other tax-deferred accounts, insurance companies, or traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	tax consequences to persons holding notes as a part of an integrated or conversion transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors that hold notes through pass-through entities;

•	tax consequences to an accrual method taxpayer required to recognize income no later than when such income is taken into account for financial accounting purposes; or

•	any alternative minimum tax consequences.

This discussion also does not address the effects of other U.S. federal tax laws (such as estate and gift tax laws) or of any applicable foreign, state or local tax laws.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisors.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

Possibility of Additional Payments

We do not intend to treat the possibility of the payment of additional amounts in respect of the notes (see “Description of Notes—Optional Redemption” and “Description of Notes—Certain Covenants—Limitation on Sale/Leaseback Transactions”) as resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. If the IRS successfully challenges this position, and the notes are treated as contingent payment debt instruments because of such payments, U.S. holder among other consequences, might be required to accrue interest income at higher rates than the stated interest rates and be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain. This discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. You are urged to consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Consequences to U.S. Holders

You are a U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are:

•	an individual U.S. citizen or resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that either (i) is subject to the supervision of a court within the United States and which has one or more U.S. persons (as defined in the Code) with authority to control all substantial decisions or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

You will be required to include any stated interest payments in income in accordance with your method of accounting for U.S. federal income tax purposes. If you are a cash method taxpayer, you must report interest on the notes as ordinary income when you receive it. If you are an accrual method taxpayer, you must report the interest on the notes as ordinary income as it accrues. It is anticipated, and this discussion assumes that the notes will not be treated as issued with original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition

Upon the disposition of a note by sale, exchange, redemption or other disposition, you generally will recognize gain or loss equal to the difference between (i) the amount realized (other than accrued and unpaid interest, which, if not previously included in income, will be treated as interest as described above) on the disposition and (ii) your adjusted U.S. federal income tax basis in the note. Your tax basis in a note is generally your cost, and any payments received on such note other than stated interest. Any such recognized gain or loss will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if you have held the note for longer than one year. The deductibility of capital losses is subject to certain limitations.

Additional Tax on Net Investment Income

Certain U.S. holders that are individuals, trusts or estates may be subject to a 3.8% tax, in addition to otherwise applicable U.S. federal income tax, on the lesser of (i) the U.S. holder’s “net investment income” (or undistributed “net investment income,” in the case of a trust or estate) for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) for the relevant taxable year above a certain threshold (which in the case of an individual ranges from $125,000 to $250,000, depending on the individual’s circumstances). A U.S. holder’s “net investment income” generally includes, among other things, interest income on and gain from the disposition of securities like the notes, subject to certain exceptions. You should consult your own tax advisor regarding the applicability of this tax to the notes.

Consequences to Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes (other than an entity treated as a partnership for U.S. federal income tax purposes) and you are not a U.S. holder.

U.S. Federal Withholding Tax

Subject to the discussion of backup withholding and FATCA below, no U.S. federal withholding tax will apply to any payment of interest on the notes provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

•	you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business.

The exemption from withholding tax will not apply unless (a) you provide your name and address on an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), and certify under penalties of perjury, that you are not a U.S. person, (b) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) from you and provides us with a copy, or (c) you hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) claiming an exemption from or a reduction of withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (and, in the case of an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you).

U.S. Federal Income Tax

Interest. If you are engaged in an active trade or business in the United States and interest on the notes is effectively connected with the active conduct of that trade or business (and, in the case of an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will be subject to U.S. federal income tax on the interest on a net income basis (although you will be exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, including earnings and profits from an investment in the notes, that are effectively connected with the active conduct by you of a trade or business in the United States.

Sale, Exchange, Redemption or Other Disposition. Any gain or income realized on the sale, exchange, redemption or other disposition of the notes generally will not be subject to U.S. federal income tax unless:

•

that gain or income is effectively connected with the conduct of an active trade or business in the United States by you (and, in the case of an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are present; or

•	the gain represents accrued interest, in which case the rules for taxation of interest would apply.

If you are a holder subject to U.S. federal income tax under the first bullet point, you will be taxed on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax as explained above. Holders subject to U.S. federal income tax under the second bullet point will be taxed on the net gain at a 30% rate.

Backup Withholding and Information Reporting

U.S. Holders

Information reporting will apply to payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the notes with respect to U.S. holders (unless such holder is an exempt recipient such as a corporation), and backup withholding, currently at a rate of 24%, may apply unless the recipient of such payment provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely provided to the IRS.

Non-U.S. Holders

Payments to non-U.S. holders of interest on a note and any amounts withheld from such payments generally will be reported to the IRS and you. Backup withholding will not apply to payments of principal and interest on the notes if you certify as to your non-U.S. holder status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) under penalties of perjury or you otherwise qualify for an exemption (provided that neither we nor our agent know or have reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or you otherwise qualify for an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (commonly referred to as “FATCA”) generally impose a withholding tax of 30% on interest with respect to, and, if paid after December 31, 2018, gross proceeds from a disposition of, debt obligations of a United States corporation, in each case paid to either (i) a foreign financial institution (“FFI”), whether as a beneficial owner or intermediary, unless the FFI enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such FFI (which would include certain equity and debt holders of such FFI, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules or (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent or IRS with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or otherwise qualifies for an exemption from these rules. A person that receives payments through one or more FFIs may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the U.S. government or otherwise establish an exemption, or (ii) such person is (a) a “recalcitrant account holder” or (b) itself an FFI that fails to enter into such an agreement or establish an exemption. Foreign governments may enter into agreements with the IRS to implement FATCA in a different manner. Investors are encouraged to consult with their own tax advisors regarding the implications of FATCA on their investment in the notes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Goldman Sachs & Co. LLC is acting as representative of each of the underwriters listed below for the offering of the notes. We, the subsidiary guarantors and the underwriters named below, for whom Goldman Sachs & Co. LLC is acting as representative, have entered into an underwriting agreement with respect to the offering of the notes. Subject to certain conditions, the underwriters for the offering have severally agreed to purchase the principal amount of the notes indicated opposite their name in the following table.

Underwriters	Principal Amount of the 2024 notes	Principal Amount of the 2026 notes
Goldman Sachs & Co. LLC	$	$
J.P. Morgan Securities LLC	$	$
Wells Fargo Securities, LLC	$	$
MUFG Securities Americas Inc.	$	$
ABN AMRO Securities (USA) LLC	$	$
BMO Capital Markets Corp.	$	$
Citigroup Global Markets Inc.	$	$
Credit Agricole Securities (USA) Inc.	$	$
DNB Markets, Inc.	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$
Mizuho Securities USA LLC	$	$
Morgan Stanley & Co. LLC	$	$
Natixis Securities Americas LLC	$	$
RBC Capital Markets, LLC	$	$
Total	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because such other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions Concerning the Member States of the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of the notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Selling Restrictions Concerning the United Kingdom

Each underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the subsidiary guarantors; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Selling Restrictions Concerning Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Selling Restrictions Concerning Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Selling Restrictions Concerning Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan and each underwriter has agreed that it will not offer or sell any notes, or any interest therein, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Selling Restrictions Concerning Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law, as specified in Section 276(7) of the SFA; or (4) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Other Matters Relating to the Underwriters

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3.0 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which activities may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees.

Affiliates of certain of the underwriters are lenders under our Term Loan and will receive a portion of the net proceeds of this offering. If the net proceeds of this offering exceed borrowings under our Term Loan and we use such excess proceeds to repay the Second Lien Notes or other indebtedness, to the extent the underwriters or their affiliates are holders of such debt, they would receive a portion of the net proceeds of this offering. Affiliates of certain of the underwriters are counterparties to our multi counterparty secured hedging facility and are parties to volumetric production payment transactions with us. An affiliate of Deutsche Bank Securities Inc. will serve as the trustee for the notes.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If the underwriters or their affiliates have a lending relationship with us, certain of the underwriters or their affiliates may from time to time or routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member are not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, have not been approved and/or endorsed by us or such underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain matters of Oklahoma law will be passed upon for us by Derrick & Briggs, LLP, Oklahoma City, Oklahoma. Certain matters of Michigan law will be passed upon for us by Loomis, Ewert, Parsley, Davis & Gotting, P.C. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of the natural gas and oil reserves of Chesapeake Energy Corporation and related future net cash flows and the present values thereof, included in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2017, were based in part upon reserve reports prepared by Software Integrated Solutions, Division of Schlumberger Technology Corporation, an independent petroleum engineer. We have incorporated these estimates in this prospectus supplement by reference to such Annual Report in reliance on the authority of each such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.chk.com, where we post our SEC filings. The information on our website is not a part of this prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 relating to the notes offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement and the documents incorporated by reference herein for a copy of that contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website listed above.

We incorporate by reference information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Unless this prospectus supplement or the information incorporated by reference herein indicates that another date applies, you should not assume that the information in this prospectus supplement is current as of any date other than the date of this prospectus supplement or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information “furnished” but not “filed” unless we specifically provide that such “furnished” information is to be incorporated by reference) on or after the date of this prospectus supplement. These reports contain important information about us, our financial condition and our results of operations.

•	our Annual Report on Form 10-K for the year ended December 31, 2017; and

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

•	our Current Reports on Form 8-K filed on May 18, 2018, July 26, 2018, August 20, 2018 (as amended on Form 8-K/A on August 21, 2018) and September 12, 2018.

You may request a copy of our filings, at no cost, by writing or telephoning us at the following address or phone number:

Chesapeake Energy Corporation

Attention: Investor Relations

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

(405) 848-8000

PROSPECTUS

Chesapeake Energy Corporation

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Warrants

Depositary Shares

Share Purchase Contracts

Units

We may offer and sell from time to time in one or more offerings common stock, preferred stock, debt securities, guarantees of debt securities, warrants, depositary shares, share purchase contracts and units that include any of these securities. The preferred stock, debt securities, warrants, depositary shares and share purchase contracts may be convertible into or exercisable or exchangeable for common stock or our other securities. We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus provides you with a general description of the securities that may be offered. We will provide the specific terms of these offerings and the securities to be offered in supplements to this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Our common stock trades on the New York Stock Exchange under the symbol “CHK.”

Investing in our securities involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained on page 3 herein and in the applicable prospectus supplement and under similar headings in the other documents incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 3, 2017

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf registration statement” on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of us and the securities offered under this prospectus. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. For additional information about our business, operations and financial results, please read the documents incorporated by reference herein as described below in the section entitled “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

CHESAPEAKE ENERGY CORPORATION

As used in this prospectus, unless the context otherwise requires or indicates, references to “we,” “our,” “ours,” “us,” and “Chesapeake” refer to Chesapeake Energy Corporation and its subsidiaries, collectively.

Chesapeake Energy Corporation has a large and geographically diverse resource base of onshore U.S. unconventional natural gas and liquids assets. We have leading positions in the liquids-rich resource plays of the Eagle Ford Shale in South Texas; the Utica Shale in Ohio; the Anadarko Basin in northwestern Oklahoma; and the stacked play in the Powder River Basin in Wyoming. Our natural gas resource plays are the Haynesville/Bossier Shales in northwestern Louisiana and East Texas and the Marcellus Shale in the northern Appalachian Basin in Pennsylvania. We also own an oil and natural gas marketing business.

We are an Oklahoma corporation. Our principal offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is 405-848-8000. Further information is available at www.chk.com. Information that you may find on, or that is accessible from, our website is not part of this prospectus and is not incorporated into this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before making a decision whether to invest in our securities, you should consider the risks described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the SEC, which are incorporated by reference into this prospectus. These risks are not the only risks that we face. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock or preferred stock or value of our securities could decline, and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations or forecasts of future events. They include expected oil, natural gas and natural gas liquids (“NGL”) production and future expenses, estimated operating costs, assumptions regarding future oil, natural gas and NGL prices, planned drilling activity, estimates of future drilling and completion and other capital expenditures (including the use of joint venture drilling carries), potential future write-downs of our oil and natural gas assets, anticipated sales, and the adequacy of our provisions for legal contingencies, as well as statements concerning anticipated cash flow and liquidity, ability to comply with financial maintenance covenants and meet contractual cash commitments to third parties, debt repurchases, operating and capital efficiencies, business strategy, the effect of our remediation plan for a material weakness and other plans and objectives for future operations. Disclosures concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility.

Although we believe the expectations and forecasts reflected in our forward–looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and in the information incorporated by reference in this prospectus and include:

•	the volatility of oil, natural gas and NGL prices;

•	the limitations our level of indebtedness may have on our financial flexibility;

•	our inability to access the capital markets on favorable terms;

•	the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations;

•	our credit rating requiring us to post more collateral under certain commercial arrangements;

•	write-downs of our oil and natural gas asset carrying values due to low commodity prices;

•	our ability to replace reserves and sustain production;

•	uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures;

•	our ability to generate profits or achieve targeted results in drilling and well operations;

•	leasehold terms expiring before production can be established;

•	commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales;

•	the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations;

•	adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims;

•	charges incurred in response to market conditions and in connection with our ongoing actions to reduce financial leverage and complexity;

•	drilling and operating risks and resulting liabilities;

•	effects of environmental protection laws and regulation on our business;

•	legislative and regulatory initiatives further regulating hydraulic fracturing;

•	our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used;

•	impacts of potential legislative and regulatory actions addressing climate change;

•	federal and state tax proposals affecting our industry;

•	potential over-the-counter derivatives regulation limiting our ability to hedge against commodity price fluctuations;

•	competition in the oil and gas exploration and production industry;

•	a deterioration in general economic, business or industry conditions;

•	negative public perceptions of our industry;

•	limited control over properties we do not operate;

•	pipeline and gathering system capacity constraints and transportation interruptions;

•	terrorist activities and/or cyber-attacks adversely impacting our operations;

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potential challenges by the former creditors of Seventy Seven Energy Inc. (“SSE”) of our spin-off of SSE in connection with SSE’s recently completed bankruptcy under Chapter 11 of the U.S. Bankruptcy Code;

•	an interruption in operations at our headquarters due to a catastrophic event;

•	the continuation of suspended dividend payments on our common stock;

•	the effectiveness of our remediation plan for a material weakness;

•	certain anti-takeover provisions that affect shareholder rights; and

•	our inability to increase or maintain our liquidity through debt repurchases, capital exchanges, asset sales, joint ventures, farmouts or other means.

We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date of the document in which they are made, and we undertake no obligation to update this information except as required by applicable law. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business. Please see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital;

•	capital expenditures;

•	acquisitions; and

•	the repayment, refinancing, redemption or repurchase of indebtedness or other securities.

Pending any specific application, we may initially invest funds in short-term liquid investments or apply them to the reduction of short-term indebtedness, or indebtedness under our revolving credit facility.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratios of earnings to fixed charges and combined fixed charges and preferred dividends for Chesapeake on a historical basis:

	Six Months Ended June 30,	Year Ended December 31,
	2017	2016(2)	2015(3)	2014	2013	2012(4)
Ratio of earnings to fixed charges(1)	3.6x	—x	—x	4.8x	2.2x	—x
Ratio of earnings to combined fixed charges and preferred dividends	3.2x	—x	—x	3.6x	1.8x	—x

(1)

For purposes of determining the ratios of earnings (loss) to fixed charges, earnings (loss) are defined as net income (loss) before income taxes, cumulative effect of accounting changes, interest expense, pretax gain or loss on investment in equity investees in excess of distributed earnings, amortization of capitalized interest and loan cost amortization. Fixed charges consist of interest (whether expensed or capitalized and the amortization of bond discounts and excluding the effect of unrealized gains or losses on interest rate derivatives), and loan cost amortization.

(2)

The amount by which earnings were insufficient to cover fixed charges was approximately $4.094 billion and the amount by which earnings were insufficient to cover combined fixed charges plus preferred dividends was approximately $4.195 billion for the year ended December 31, 2016.

(3)

The amount by which earnings were insufficient to cover fixed charges was approximately $18.929 billion and the amount by which earnings were insufficient to cover combined fixed charges plus preferred dividends was approximately $19.151 billion for the year ended December 31, 2015.

(4)

The amount by which earnings were insufficient to cover fixed charges was approximately $1.440 billion and the amount by which earnings were insufficient to cover combined fixed charges plus preferred dividends was approximately $1.720 billion for the year ended December 31, 2012.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. The following description is only a summary and is qualified by reference to our restated certificate of incorporation (including our certificates of designation), as amended, and amended and restated bylaws. This summary does not purport to be complete, or to give full effect to, the provisions of statutory or common laws, and is subject to, and is qualified in its entirety by reference to, the terms and detailed provisions of our restated certificate of incorporation (including our certificates of designation), as amended, and our amended and restated bylaws. We urge you to read these documents. Please read “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “CHK.” As of July 21, 2017, there were 908,399,387 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences and other dividend rights that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive such dividends as may be declared on the common stock by the board of directors at any time or from time to time out of funds legally available for dividends. In the event of our liquidation, distribution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after distribution in full of the preferential and other amounts to be distributed.

Holders of our common stock have no preemptive rights.

Preferred Stock

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting rights or without voting rights, and with such designations, powers, preferences and rights and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of July 21, 2017, our authorized preferred stock consisted of:

•	14,396,542 shares that were unissued and undesignated as to series; and

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5,603,458 shares that were issued and designated as 4.50% Cumulative Convertible Preferred Stock, 5.00% Cumulative Convertible Preferred Stock (Series 2005B), 5.75% Cumulative Convertible Non-Voting Preferred Stock (Series A) and 5.75% Cumulative Non-Voting Convertible Preferred Stock.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act (the “OGCA”) include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions could delay or prevent entirely a merger or acquisition that our shareholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. Following is a description of the anti-takeover effects of certain provisions of our certificate of incorporation and of our bylaws.

Oklahoma Business Combination Statute. Section 1090.3 of the OGCA prevents certain Oklahoma corporations from engaging in a “business combination” with an “interested shareholder” for three years following the date the person became an interested shareholder, unless:

•	before the person became an interested shareholder, the board of directors of the corporation approved the business combination or transaction in which the person became an interested shareholder;

•

upon consummation of the transaction that resulted in the person becoming an interested shareholder, the interested shareholder owned stock having at least 85% of all voting power of the corporation when the transaction commenced, excluding for purposes of determining the outstanding voting stock, but not the outstanding voting stock owned by the interested shareholder, stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•

after the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of all voting power not attributable to shares owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•

any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder;

•	the receipt by an interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.

For purposes of Section 1090.3, the term “corporation” also includes the corporation’s direct and indirect majority-owned subsidiaries.

Section 1090.3 defines an “interested shareholder” generally as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation within the three-year period before the time of determination of interested shareholder status, and any affiliate or associate of such person.

Section 1090.3 applies to Oklahoma corporations whose voting stock is listed on a national securities exchange and that have not elected to opt out of the section. A corporation may elect not to be governed by an amendment to its certificate of incorporation or bylaws authorized by its board of directors and approved by a majority vote of all outstanding voting stock. Any such amendment would be effective 12 months after adoption and would not apply to a business combination between the corporation and a person who became an interested shareholder before adoption of the amendment.

Oklahoma Control Share Statute. Our certificate of incorporation provides that we are not subject to the control share provisions of the OGCA. With exceptions, these provisions prevent holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the control share provisions of the OGCA in the future, this provision could delay the time it takes anyone to gain control of us.

Oklahoma Shareholder Consent Statute. For certain Oklahoma corporations, including Chesapeake, Section 1073.B of the OGCA currently requires the unanimous consent of all voting stock when shareholders act by written consent without a meeting. This requirement applies only to Oklahoma corporations whose voting stock is listed on a national securities exchange and that have 1,000 or more shareholders of records. The practical effect of this requirement is to prohibit the shareholders of large, publicly held Oklahoma corporations from acting by written consent. Effective November 1, 2017, Section 1073 will be amended to delete this requirement and to permit shareholders to act by written consent without a meeting if consents are signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of our voting stock been present at a meeting.

Stock Purchase Provisions. Our certificate of incorporation includes a provision that requires the affirmative vote of no less than two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, unless a greater vote is required by law, to approve the purchase by us of any of our capital stock from the interested shareholder who has beneficially owned such capital stock for less than three years prior to the date of such purchase, or any agreement in respect thereof, at a price in excess of fair market value, unless the purchase is either (a) a purchase or other acquisition of securities of the same class made on substantially the same terms to all holders of the same securities and complying with the applicable requirements of the Exchange Act or (b) made on the open market and not the result of a privately negotiated transaction.

Calling of Special Meetings of Shareholders. Our bylaws provide that special meetings of our shareholders may be called only by the chairman of the board, the chief executive officer or by the president or secretary, at the request, in writing, of a majority of the directors then in office.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to our corporate secretary. Nominations of persons for election to the board of directors of the corporation may only be made at an annual meeting of shareholders. Generally, to be timely, a shareholder’s notice (other than a notice submitted in order to include a shareholder nominee in our proxy materials) must be delivered to our secretary 90 to 120 days before the first anniversary of the previous year’s annual meeting. In order to include a shareholder nominee in our proxy materials, notice must generally be delivered to our secretary 120 to 150 days before the first anniversary of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder’s notice and describe in detail the information that a shareholder must provide about itself and its nominees. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Shareholder Action

Except as otherwise provided by law or in our certificate of incorporation, bylaws, any stock exchange requirement or any certificate of designation, the approval by holders of a majority of the shares of common stock present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote is sufficient to authorize, affirm, ratify or consent to a matter voted on by shareholders.

Our bylaws provide that director nominees must receive more votes “for” than “against” to be elected or continue in office. For any other matter submitted to shareholders, our bylaws provide that the matter will be decided by a plurality of the votes cast, unless otherwise required by law, our certificate of incorporation, stock exchange requirements or any certificate of designation. The OGCA requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the certificate of incorporation. Our certificate of incorporation provides for the affirmative vote of the holders of at least a majority of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the certificate of incorporation limiting director liability or stock purchases by us, and providing for the annual election of all directors of Chesapeake and indemnity for our directors, officers, employees and agents. The same vote is also required for shareholders to adopt, repeal, alter, amend or rescind amend, repeal or adopt any provision of our bylaws.

Under our certificate of incorporation and bylaws, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of our capital stock entitled to vote thereon been present at a meeting. The OGCA currently prohibits less than unanimous written consents, but the applicable statute will be amended effective November 1, 2017, and our written consent provisions will apply after that date. Our bylaws contain provisions for the form of written consents, their execution and delivery, and their review and tabulation by an independent inspector appointed by Chesapeake. There is also a detailed provision for determining a record date for action by written consent.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock and preferred stock.

DESCRIPTION OF DEBT SECURITIES

The debt securities we may offer pursuant to this prospectus will be the general obligations of the Company. Our senior unsecured debt securities will be issued under the indenture dated as of April 14, 2014 between Chesapeake, as issuer, the subsidiary guarantors, as guarantors, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee for the debt securities (the “senior indenture”). Our unsecured subordinated debt securities will be issued under an indenture to be entered into among us, any subsidiary guarantors and a trustee we will name in the prospectus supplement relating to subordinated debt securities (the “subordinated indenture”). The senior indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If we issue any subordinated debt securities, we will file forms of the subordinated debt indenture by amendment to the registration statement of which this prospectus is a part. You should refer to the indenture for more specific information.

We will include the specific terms of each series of the debt securities being offered in a supplement to this prospectus, including the subordination terms, if any.

DESCRIPTION OF GUARANTEES

Certain of our subsidiaries may issue guarantees of debt securities and other securities. The applicable prospectus supplement will describe the terms of any guarantees. The guarantees will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of common stock, preferred stock, debt securities, depositary shares and share purchase contracts. Each warrant will entitle the holder to purchase for cash a number of shares of common stock or preferred stock or the principal amount of debt securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants.

Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in the prospectus supplement.

The applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable if not payable in U.S. dollars;

•	the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	if appropriate, a discussion of material United States federal income tax considerations; and

•	any other specific terms of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

Shares of preferred stock may be offered either separately or represented by depositary shares. We may also, at our option, elect to offer fractional shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, to be described in an applicable prospectus supplement.

The shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable share or fraction thereof represented by the depositary share, to all of the rights and preferences, if any, of the share represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain United States federal income tax consequences.

We will include a copy of the form of deposit agreement, including the form of depositary receipt, and any other instrument establishing the terms of any depositary shares we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

DESCRIPTION OF SHARE PURCHASE CONTRACTS

We may issue share purchase contracts representing contracts obligating holders, subject to the terms of such share purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our Common Stock, Preferred Stock or other securities described in this prospectus at a future date or dates. Alternatively, the share purchase contracts may, subject to the terms of such share purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of Common Stock, Preferred Stock or other securities described in this prospectus. The price per unit of our Common Stock, Preferred Stock or other securities described in this prospectus and number of units may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.

The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units of securities consisting of one or more of the following securities: common stock, preferred stock, debt securities, guarantees, warrants, depositary shares, share purchase contracts or any combination thereof. We may evidence each series of units issued by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. You should read the particular terms of these documents, which will be described in more detail in the applicable prospectus supplement.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	if appropriate, a discussion of material United States federal income tax considerations; and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis in and outside the United States through underwriters or dealers as designated from time to time, directly to purchasers, through agents or through a combination of these methods.

We will prepare a prospectus supplement for each offering that will set forth the terms of the offering and the method of distribution and will include the following information:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell our common stock under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on the New York Stock Exchange, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions. Unless we inform you otherwise in the prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. We will include in the prospectus supplement the amount of any compensation to be received by the sales agent.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Other than the common stock, which is listed on the New York Stock Exchange, each series of offered securities will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of, or the trading market for, any of our offered securities.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain matters of Oklahoma law will be passed upon for us by Derrick & Briggs, LLP, Oklahoma City, Oklahoma. Certain matters of Michigan law will be passed upon for us by Loomis, Ewert, Parsley, Davis & Gotting, P.C. If certain legal matters in connection with an offering of the securities made by this prospectus are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of the natural gas and oil reserves of Chesapeake Energy Corporation and related future net cash flows and the present values thereof, included in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2016, were based in part upon reserve reports prepared by Software Integrated Solutions, Division of Schlumberger Technology Corporation, an independent petroleum engineering and geoscience consulting company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.chk.com, where we post our SEC filings. The information on, or accessible from, our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless this prospectus or the information incorporated by reference herein indicates that another date applies, you should not assume that the information in this prospectus is current as of any date other than the date of this prospectus or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information furnished and not filed in accordance with SEC rules) on or after the date of this prospectus. These reports contain important information about us, our financial condition and our results of operations.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

•	our Current Reports on Form 8-K filed on January 20, 2017, May 19, 2017, May 22, 2017, May 23, 2017, June 7, 2017, and June 19, 2017; and

•	the description of our capital stock in our Current Report on Form 8-K filed on June 23, 2014, as we may update that description from time to time.

You may request a copy of our filings, at no cost, by writing or telephoning us at the following address or phone number:

Chesapeake Energy Corporation

Attention: Investor Relations

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

(405) 848-8000

$1,250,000,000

Chesapeake Energy Corporation

    % Senior Notes due 2024

    % Senior Notes due 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book Runners

Goldman Sachs & Co. LLC	J.P. Morgan	Wells Fargo Securities	MUFG

Senior Co-Managers

ABN AMRO	BMO Capital Markets	BofA Merrill Lynch	Citigroup	Credit Agricole CIB

DNB Markets	Mizuho Securities	Morgan Stanley	Natixis	RBC Capital Markets

                    , 2018